Exhibit (c)(2)

 Strictly Confidential. Not for Distribution.  Project Stockholm  Preliminary Discussion Materials for the Special Committee of the Board of Directors of Stockholm  September 20, 2023

 01  02  03  04  05  EXECUTIVE SUMMARY  3  SELECTED COMPANY OBSERVATIONS  5  PRELIMINARY FINANCIAL CONSIDERATIONS  20  SELECTED OTHER PROPOSAL CONSIDERATIONS  32  APPENDIX  Financial Projections Comparison  45  46  Supplemental Historical Financial Information  Premiums Paid Observations  50  53  Supplemental Preliminary Selected Benchmarking Data  56  06  DISCLAIMER  58

 01  01 EXECUTIVE SUMMARY

 Executive Summary  4  Proposal Overview  The Copenhagen Parties, which beneficially own ~56% of the common stock of Stockholm (the “Company”), made a non-binding proposal (the “Initial Copenhagen Proposal”) on 7/18/23 to acquire all of the outstanding shares of Company common stock not owned by them (the “Unaffiliated Shares”) for consideration of $3.80 per share in cash  Subsequent indicative revised proposal from the Copenhagen Parties (the “Indicative Revised Proposal”; together with the Initial Copenhagen Proposal, the “Copenhagen Proposals”) based on $4.15 per share in cash reflects the following:  Premium of ~45% relative to the closing stock price and 30-day VWAP as of the unaffected date1  Implied EV / EBITDA multiple of ~5.6x and ~5.7x based on LTM 6/30/23 adjusted EBITDA and CY 2023E adjusted EBITDA, respectively2  The Copenhagen Parties have indicated “not contemplating” selling their interests in Stockholm or voting in favor of any alternative sale, combination or similar transaction involving the Company or substantially all of its assets  The Copenhagen Parties have indicated transaction not subject to a financing condition and intent to finance with fully-committed equity capital from Copenhagen affiliates3  Required due diligence by the Copenhagen Parties includes business, accounting, tax, legal and insurance topics, among others3  Situation Overview & Preliminary Observations  Platform has faced sustained post-deal complications from Stockholm/Athens merger including (i) significant client churn and volume attrition,  (ii) substantial turnover in management and sales team and (iii) 2021 cyberattack stemming from underinvestment in infrastructure  Operating turnaround plan launched over last ~1-2 years is leading to improved stabilization in top-line and margin performance, but ability to generate growth and margin expansion longer term likely impacted by the following factors:  Business mix substantially leveraged to more mature segments of customer experience (“CX”) market (i.e., telecom, cable & media end- markets and voice services)  Delivery model weighted to onshore delivery, with limited opportunities for further “right-shoring” across existing clients  Ability to generate new clients with enhanced margin profiles based on recent sales strategy pivot  Sector participants reporting elongated sales cycles due to macroeconomic headwinds and disruptive technologies  Uncertainty has pressured implied valuations in the sector – stock prices of industry participants are down ~45% over last 12 months and ~20% since Initial Copenhagen Proposal  Subscale platform with limitations on leverage capacity and access to external capital  Limited float / trading activity – high stock price of $3.47 and VWAP of $3.20 based on ~$130k ADTV since Initial Copenhagen Proposal  Three stockholders collectively hold ~50% of Unaffiliated Shares – MCI Capital, LC (“MCI”) invested at $4.20 via a tender offer completed 1/4/23  Prior Copenhagen take-private proposal rejected by Special Committee in September 2022  Potential Next Steps & Other Considerations  Special Committee to determine whether to continue discussions with Copenhagen on price and other transaction terms  If appropriate, the Special Committee and/or its advisors will need to discuss the following with Copenhagen: (i) diligence requirements, (ii) required financing and (iii) other potential participants in a transaction  Note: Materials herein based on Company financial information available as of 9/15/23.  Premium of 45% relative to 1-day closing price and 44% relative to 30-day VWAP in each case as of 7/18/23, the last trading day prior to announcement of the Initial Copenhagen Proposal.  Based on LTM 6/30/23 adjusted EBITDA of $37.6 million and CY 2023E adjusted EBITDA of $36.7 million, per public filings and Company management, respectively.  Communicated in connection with the Initial Copenhagen Proposal.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; ADTV refers to Average Daily Trading Value; CY refers to Calendar Year; E refers to Estimated. EV refers to Total Enterprise Value; LTM refers to the most recently completed 12-month period for which financial information has been made public; VWAP refers to Volume Weighted Average Price.  Sources: Company management, public filings, Bloomberg, Capital IQ and the Copenhagen Proposals.

 02  02 SELECTED COMPANY OBSERVATIONS

Selected Industry & Company Observations

Selected Company Attributes

- Reputable franchise with global footprint in a large, expanding market
- Blue chip client base anchored by long-standing accounts (~12-13 year average tenure among top 10 clients[1])
- Significant expertise in delivery of inbound customer support solutions
- New management team has brought disciplined focus to:
  - (i) Stabilizing the core business,
  - (ii) Driving enhanced sales and digital capabilities, and
  - (iii) Optimizing operating and delivery footprint
- Balance sheet position allows for operating flexibility[2]

Selected Company Considerations

- Business mix substantially leveraged to mature segments of CX market
  - End-market exposure to telecom, cable & media
  - Service mix ~70% leveraged to voice, with limited digital deployments relative to certain industry participants
- Delivery model weighted to onshore delivery (~50%+), with limited ability to drive further near- / off-shoring across existing client base
- Over last five years, erosion from existing client base has significantly outpaced new business (limited track record of driving sustained variable profit contribution from new logos)
- Limited scale relative to certain other industry participants
- New management team has limited track record

Selected Company Performance & Strategy Observations

- 2018 Stockholm / Athens merger has ultimately translated into limited revenue synergies but resulted in numerous integration challenges and other post-deal complications with lasting implications, including:
  - Significant client churn and volume declines (including among a number of key clients)
  - Underinvestment in infrastructure leading to a cyberattack in 2021
  - Substantial turnover in management and sales team personnel
- COVID generated business tailwinds (e.g., unique contracts and relaxation of performance requirements by clients) that bolstered financial performance in 2020-21, but ultimately postponed the Company's ability to tackle integration challenges
- Operating turnaround plan launched by current management team has led to some stabilization in top-line performance and margins amid challenging inflationary backdrop
- Company in early stages of new sales strategy roll-out focused on targeting U.S. mid-cap companies across various end-markets

Selected Industry Observations

- Outsourced CX market, which has grown at 5.5% CAGR over 2018-2021, is projected by industry analysts to grow at 3.4% CAGR over 2023-2028
- Growth expectations in the sector supported by the following factors:
  - Increasing focus on customer centricity
  - Cost-optimization, including on the part of SMBs[3]
  - Increased penetration of new-economy enterprises and more widespread adoption of non-voice channels
- While voice continues to be the preferred CX delivery channel, chat and social media are growing at greater velocity
- Emergence of disruptive technologies (e.g., ChatGPT and generative AI) and uncertainty around impact on CX landscape has pressured stock prices and performance of participants (stock prices for industry participants are down ~45% in last ~12 months and ~20% down in last ~2 months)
- Technological disruption may create upside potential for industry participants longer-term, with opportunity likely to favor platforms with scale and access to capital

1. Top 10 clients based on estimated CY 2023E revenues.
2. Recent asset sales have substantially reduced Company debt levels.
3. Refers to small and medium-sized businesses.
CY refers to Calendar Year; E refers to Estimated; Variable Profit refers to revenue, minus direct costs.
Sources: Company management, public filings and industry research reports.

6 Houlihan Lokey

 Business & Client Mix Snapshot  CY 2023E Revenue by Service Channel [2]  Per Company management.  Based on estimates provided by Company management.  Per Company management projections prepared as of August 2023. CY refers to Calendar Year; E refers to Estimated.  Sources: Company management and public filings.  CY 2023E Revenue by Delivery Location [3]  CY 2023E Revenue Contributions from Top Clients [3]  9.9%  27.1%  38.6%  76.3%  57.7%  Top  Top 3  Top 5  Top 10  Top 20  Onshore  Offshore  Nearshore  25.1%  16.2%  18.6%  13.6%  12.5%  6.4%  3.1% 4.6%  CY 2023E Revenue by Industry Vertical [1]  Telecom Media & Cable  E-commerce & Consumer Travel & Hospitality Financial & Business Services Healthcare & Education  Technology, IT, & Related Services Other Verticals  ~70%  ~10%  ~20%  Voice  Chat  Omni  51.4%  7  35.2%  13.4%

 Stockholm Revenue and Variable Profit vs. Selected Industry Observations  $62.8  $68.3  $69.6  $71.0  $72.5  $74.0  $75.4  $76.8  $78.3  $9.6  $16.7  $18.2  $20.3  $22.2  $24.1  $26.0  $27.9  $29.9  $72.4  $75.3  $77.1  $10.6  $12.3  $64.6  $64.8  $85.1  $87.8  $91.3  $94.7  $98.1  $101.4  $104.8  $108.2  CY 2018 CY 2019 CY 2020 CY 2021 CY 2022E CY 2023E CY 2024E  1. Reflects total addressable market (TAM) per industry analyst estimates. Reflects base year of CY 2021. CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; E refers to Estimated. Variable Profit refers to revenue, minus direct costs.  CY 2025E  CY 2026E  CY 2027E  CY 2028E  $495.3  $486.3  $448.6  $470.2  $385.1  $379.8  $385.4  $395.4  $410.5  $426.3  $442.8  CY 2018 CY 2019 CY 2020 CY 2021 CY 2022  Global Outsourced CX Services Industry [1]  (dollars in billions)  CY 2023E  CY 2024E  CY 2025E  CY 2026E  CY 2027E  CY 2028E  Stockholm Revenue  (dollars in millions)  Traditional Companies Born-Digital  /  /  CAGRs  4-Year: 2018 – 2022E  5-Year: 2023E – 2028E  Stockholm Revenue  (6.1%)  3.1%  Stockholm Variable Profit  (4.8%)  4.1%  CX Services Traditional Companies  2.6%  2.0%  CX Services Born-Digital  17.2%  8.0%  CX Services Blended  4.9%  3.4%  Sources: Company management, industry research reports and public filings.  8

Historical and Projected New & Existing Client Revenue Observations

(dollars in millions)

	2019	2020	2021	2022	2023E	2024E	2025E	2026E	2027E	2028E	5-Year Averages 2019 to 2023E	5-Year Averages 2024E to 2028E
Revenue Detail												
Prior CY Revenue	$495.3	$486.3	$448.6	$470.2	$385.1	$379.8	$385.4	$395.4	$410.5	$426.3		
New Clients - New Business (NCNB) [1]	10.4	10.3	30.3	7.1	35.2	13.5	15.0	15.0	15.0	16.0	$18.7	$14.9
Existing Clients - New Business (ECNB) [2] Ⓐ	32.3	19.5	23.3	10.8	3.0	9.0	10.0	15.0	15.0	16.0	$17.8	$13.0
Existing Clients - Churn [3] Ⓑ	(18.9)	(28.5)	(48.6)	(106.0)	(26.6)	(1.0)	0.0	0.0	0.0	0.0	($45.7)	($0.2)
Existing Clients - Other Changes [4] Ⓒ	(32.8)	(39.0)	16.6	3.0	(16.9)	(15.9)	(15.0)	(14.9)	(14.2)	(15.5)	($13.8)	($15.1)
Current CY Revenue	$486.3	$448.6	$470.2	$385.1	$379.8	$385.4	$395.4	$410.5	$426.3	$442.8		

Figures include one-time $25 million COVID support program with Client M; excluding this program, NCNB and Existing Clients Churn 5-year averages would be $13.7 million and ($40.7) million, respectively

Revenue Change Summary	2019	2020	2021	2022	2023E	2024E	2025E	2026E	2027E	2028E	2019 to 2023E	2024E to 2028E
New Clients - New Business (NCNB) [1]	10.4	10.3	30.3	7.1	35.2	13.5	15.0	15.0	15.0	16.0	**$18.7**	**$14.9**
Existing Clients - Net Overall Change [5] Ⓓ=Ⓐ+Ⓑ+Ⓒ	($19.4)	($48.0)	($8.7)	($92.2)	($40.5)	($7.9)	($5.0)	$0.1	$0.8	$0.5	**($41.8)**	**($2.3)**

Figures include one-time $25 million COVID support program with Client M; excluding this program, NCNB and Existing Clients Net Overall Change 5-year averages would be $13.7 million and ($36.8) million, respectively

Revenue Contribution Obvervations	2019	2020	2021	2022	2023E	2024E	2025E	2026E	2027E	2028E	2019 to 2023E	2024E to 2028E
NCNB as % of Prior CY Revenue	2.1%	2.1%	6.8%	1.5%	9.1%	3.6%	3.9%	3.8%	3.7%	3.8%	**4.3%**	**3.7%**
Existing Clients - Net Overall Change as % of Prior CY Revenue	-3.9%	-9.9%	-1.9%	-19.6%	-10.5%	-2.1%	-1.3%	0.0%	0.2%	0.1%	**-9.2%**	**-0.6%**
Total New Business (NCNB + ECNB) as % of Prior CY Revenue	8.6%	6.1%	11.9%	3.8%	9.9%	5.9%	6.5%	7.6%	7.3%	7.5%	8.1%	7.0%
Churn as % of Prior CY Revenue	-3.8%	-5.9%	-10.8%	-22.5%	-6.9%	-0.3%	0.0%	0.0%	0.0%	0.0%	-10.0%	-0.1%

1. *Reflects revenue from new logos in the year in which revenue from related client is first accrued (subsequently revenue for underlying client is reflected in existing client categories). NCNB in CY 2019 includes contributions from Subsidiary R, which is a subsidiary of Client A. Reflects New Client A as NCNB in CY 2023E; New Client A was won in late-CY 2022, but ~95% of the revenue ramped in CY 2023E, per Company management.*
2. *Represents revenue from new lines of business at existing clients, which is reflected as ECNB in the year in which related revenue is first accrued (subsequently revenue for underlying line of business is reflected in other existing client categories).*
3. *Reflects lost revenue from client exits, with sunset periods typically spanning more than one year.*
4. *Reflects revenue increases (or declines) from existing clients, net of ECNB and churn. Also incorporates FX impact.*
5. *Reflects year-to-year changes from existing clients including (i) new lines of business, (ii) churn and (iii) increases/decreases to volume and/or price. Also incorporates FX impact.*

CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; E refers to Estimated; ECEB refers to Existing Clients Existing Business; FX refers to Foreign Exchange; NCNB refers to New Client New Business.
Sources: Company management and public filings.

9 Houlihan Lokey

Historical New & Existing Client Revenue Observations

CY 2018 – CY 2023E Revenue Bridge

(dollars in millions)


Reflects ~$29mm revenue contribution from Client C (which exited over 2021-2023[1]) and ~$16mm revenue contribution from Client A (which exited over 2021-2022[1])
~$136mm net shrinkage from other existing clients
$495.3
($44.8)
$65.0
$21.8
($157.6)
$379.8
2023E revenue contributions from Top 20 Clients New Client A (~$21mm), New Client N (~$8mm) & New Client Z (~$8mm) are incorporated in New Logos total
2018 Revenue
Key Client Churn [2]
New Logos 2019-2023 [3]
Net Changes at Top 20 Clients [4]
Other Churn and Net Shrinkage
2023E Revenue

1. *Contributions cited based on revenue accrued in 2018. Client C communicated its intention to exit part of the business in Q3 2021 and the remainder of the business in Q1 2022; Client A communicated its intention to exit in mid-2021, per Company management.*
2. *Reflects clients contributing at least $15 million of revenue in 2018 that have subsequently exited.*
3. *Reflects 2023E revenue contributions from new logos with initial revenue contributions in 2019, 2020, 2021, 2022 or 2023.*
4. *Net changes at Top 20 clients reflects net revenue changes between 2018 and 2023E for the Company's current Top 20 Clients (as identified by Company management in the financial projections prepared in August 2023), excluding New Client A, New Client N, and New Client Z (which are already captured in New Logos).*

CY refers to Calendar Year; E refers to Estimated; Q refers to Quarter.

Source: Company management.

10 Houlihan Lokey

Historical New & Existing Client Revenue Observations (cont.)

CY 2022 – CY 2023E Revenue Bridge

(dollars in millions)



Reflects ~$10mm revenue contribution from Client C and ~$1mm revenue contribution from Client M
~$27mm net shrinkage from other existing clients
$385.1
($10.7)
$32.7
($4.7)
($22.5)
$379.8
2023E revenue contributions from Top 20 Clients New Client A (~$21mm) and New Client N (~$8mm) are incorporated in New Logos total
2022 Revenue
Key Client Churn [1]
2023 New Logos [2]
Net Changes at Top 20 Clients [3]
Other Churn and Net Shrinkage
2023E Revenue

1. *Reflects clients that have contributed at least $15 million of annual revenue in recent years that have subsequently exited.*
2. *Reflects 2023E revenue contributions from new logos with initial revenue contributions in 2023; illustratively shows New Client A as a new logo in 2023E (New Client A was won in late-2022, but ~95% of the revenue ramped in 2023E per Company management).*
3. *Net changes at Top 20 clients reflects net revenue changes between 2022 and 2023E for the Company's current Top 20 Clients, excluding New Client A and New Client N (which are already captured in New Logos).*

CY refers to Calendar Year; E refers to Estimated.

Source: Company management.

11 | Houlihan Lokey

Historical New & Existing Client Variable Profit Observations

CY 2018 – CY 2023E Variable Profit Composition by Client Type

(dollars in millions)



$181.3
$189.1
$184.2
$166.7
$148.9
$145.4
2018
2019
2020
2021
2022
2023E
Cumulative aggregate variable profit contributions of new logos originated from 2019-2023E impacted by ticket size and churn
Current Top 20 Clients [1]
New Logos 2019-2023 (ex. New Client A) (Cumulative Impact) [2]
New Client A
Other Base Business
Client C & Client A [3]

1. Reflects variable profit contributions from the Company's current Top 20 Clients (as identified by Company management in the financial projections prepared in August 2023), excluding New Client A, which is separately reflected above, as well as New Client N and New Client Z, which are separately captured in contributions from New Logos.

2. Reflects cumulative contributions from new logos with initial revenue contributions starting in 2019, excluding New Client A, which is separately shown above.

3. Includes variable profit related to Subsidiary R and Subsidiary Z, which are subsidiaries of Client A.

CY refers to Calendar Year; E refers to Estimated; Variable Profit refers to revenue, minus direct costs.

Source: Company management.

12 | Houlihan Lokey

Selected Historical Observations Related to New Logos

Contributions of New Logos Won Over Last 5 Years (2019-2023E) [1]

(dollars in millions)

Year Won [1]	# of New Logos [2]	# of New Logos Still Contributing Revenue in CY 2023	Aggregate New Logo Revenue Contribution in CY 2023 [3]	Individual New Logo Contribution During CY 2023E High [4] [5]
CY 2019 [6]	21	8	$17.6	$8.2
CY 2020	10	6	$3.1	$0.9
CY 2021 [7]	12	3	$4.9	$3.1
CY 2022 [8]	15	12	$6.6	$2.4
CY 2023E [8]	9	9	$32.7	$21.1
Total	**67**	**38**	**$65.0**	

Churn across new logos

New logos won since CY 2019[2] collectively account for ~17% and ~14% of CY 2023 revenue and variable profit[9], respectively

Largest CY 2023E contributions include New Client Z[5] (won in 2019), New Client A[8] (shown as won in 2023) and New Client N (won in 2023)[1]

Size of New Logos Won over Last 5 Years (2019-2023E) [1]

(dollars in millions)

	Individual New Logo Revenue Contribution (During Initial Year) [2]		Individual New Logo Revenue Contribution During CY 2023E [3]	
Year Won [1]	Median	Mean	Median	Mean
CY 2019 [6]	$0.1	$0.5	$1.4	$2.2
CY 2020	$0.2	$1.0	$0.4	$0.5
CY 2021 [7]	$0.3	$2.5	$1.4	$1.6
CY 2022 [8]	$0.1	$0.4	$0.3	$0.6
CY 2023E [8]	$0.4	$3.6	$0.4	$3.6
Total	**$0.1**	**$1.3**	**$0.6**	**$1.7**

New logos won since CY 2019[2] have averaged contributions to revenue of ~$1.3mm in their initial year and ~$1.7mm for CY 2023

1. Represents year in which new logo begins to accrue revenue.
2. Based on year in which new logo begins to accrue revenue, except where otherwise noted.
3. Reflects CY 2023E revenue generated from new logos in the aggregate by year won.
4. Reflects highest CY 2023E revenue contribution by an individual logo originated in each of CY 2019, CY 2020, CY 2021, CY 2022 and CY 2023E.
5. Aside from New Client A and New Client N, the next largest new logo revenue contribution is from New Client Z, which was won in CY 2019 and contributes ~$8.2 million in revenue (including ~$0.9 million of revenue from Subsidiary B, which was a new logo won in CY 2022 and is now a subsidiary of New Client Z).
6. Includes Subsidiary R, which is a subsidiary of Client A, but was classified as a new logo in CY 2019, per Company management.
7. Includes impact of one-time $25mm revenue COVID-support program won with Client M in CY 2021 per Company management.
8. Illustratively shows New Client A as a new logo only in CY 2023E; New Client A was won in late-CY 2022, but ~95% of the revenue ramped in CY 2023E per Company management.
9. Based on aggregate variable profit contributions of $20.4 million in CY 2023E from new logos won since CY 2019.

CY refers to Calendar Year; E refers to Estimate; Variable Profit refers to revenue, minus direct costs.

Source: Company management.

13 Houlihan Lokey

 Historical and Projected Cost & Margins Overview  Note: CY 2021 revenue is favorably impacted by one-time contract of $25 million. CY 2018 excluded from trendline CAGR calculations because merger between Stockholm and Athens was completed in July 2018.  Note: Financials shown above are based on figures used for internal reporting and exclude impact of certain non-recurring / non-operating items, per Company management. As such, figures may not tie directly to audited financials due to (i) classification of certain costs as to between indirect costs and SG&A expense and (ii) presentation of costs on an adjusted basis. Accordingly, figures for CY 2021 and CY 2022 may not tie to corresponding figures on page 23, which are based on audited financials.  1. EBITDA adjustments in 2021 consist primarily of $1.4 million of stock-based compensation expense; EBITDA adjustments in 2022 include (i) $2.9 million of transaction costs related to prior Copenhagen take-private process, (ii)  $2.3 million of other non-recurring costs, and (iii) $1.6 million of stock-based compensation expense. Projections figures as presented assume Adjusted EBITDA not burdened by stock-based compensation expense.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate.  (dollars in millions)  C  B  A  A  C  Variable Profit: Variable margins have increased since 2018 due to client mix and delivery mix (i.e., off-shoring/near-shoring), offset in part by wage inflation. Variable margins are projected to increase ~100-200bps relative to current levels over the projection period as new wins are more weighted to off-shore/near-shore delivery.  B Indirect Costs: Headcount reductions in 2018-2019 and streamlining of the operating facilities footprint in 2021 amid COVID and client churn have driven significant reductions in indirect costs since 2018 despite inflationary pressures. Projections assume no significant changes to the existing indirect cost structure.  EBITDA: EBITDA margins have increased since 2018 due to (i) variable margin expansion, (ii) indirect cost reductions and (iii) SG&A headcount reductions in 2018-2019. SG&A expenses have remained relatively consistent since 2019, with recent investments in sales/digital offset by reductions elsewhere.  EBITDA margins are projected to improve ~100bps relative to current levels, as an increase in variable margins is in part offset primarily by (i) contractual rent escalators and (ii) investments in personnel/digital needed to drive wins and service clients.   Calendar Year Ended December 31, Calendar Year Ending December 31, CAGR   D&A refers to Depreciation and Amortization; E refers to Estimated; SG&A refers to Selling, General and Administrative; Variable Profit refers to revenue, minus direct costs. Sources: Company management and public filings.  14  Revenue  $495.3  $486.3  $448.6  $470.2  $385.1  $379.8  $385.4  $395.4  $410.5  $426.3  $442.8  -6.0%  3.1%  -6.4%  4.1%  -1.9%  4.3%  Adjusted EBITDA [1]  $28.6  $41.4  $42.8  $47.3  $38.5  $36.7  $38.7  $40.5  $43.0  $45.7  $48.0  -3.0%  5.5%  2018  2019  2020  2021  2022  2023E  2024E  2025E  2026E  2027E  2028E  2019 to 2023E  2023E to 2028E  Growth %  -1.8%  -7.7%  4.8%  -18.1%  -1.4%  1.5%  2.6%  3.8%  3.9%  3.9%  Direct Costs (314.1)  (297.2)  (264.4)  (303.6)  (236.1)  (234.4)  (235.0)  (239.6)  (247.6)  (256.0)  (265.3)  Variable Profit $181.3  $189.1  $184.2  $166.7  $148.9  $145.4  $150.4  $155.8  $162.9  $170.3  $177.5  Margin % 36.6%  38.9%  41.1%  35.4%  38.7%  38.3%  39.0%  39.4%  39.7%  40.0%  40.1%  Center Support Expenses (21.4)  (20.2)  (14.5)  (12.8)  (13.3)  (12.8)  (13.0)  (13.4)  (13.9)  (14.4)  (14.9)  Rent Expense (26.5)  (29.2)  (27.0)  (24.3)  (18.1)  (18.8)  (19.5)  (20.3)  (21.1)  (21.9)  (22.8)  Technology & Telecom Expenses (24.4)  (22.2)  (28.2)  (24.7)  (20.3)  (20.9)  (21.7)  (22.6)  (23.6)  (24.6)  (25.6)  Other Facility Expenses (34.7)  (34.6)  (31.5)  (17.8)  (17.6)  (16.2)  (16.6)  (17.0)  (17.8)  (18.5)  (19.3)  Indirect Costs (107.0)  (106.2)  (101.2)  (79.6)  (69.3)  (68.7)  (70.9)  (73.4)  (76.4)  (79.5)  (82.7)  Indirect Costs as % of Revenue 21.6%  21.8%  22.6%  16.9%  18.0%  18.1%  18.4%  18.6%  18.6%  18.6%  18.7%  Adjusted Gross Profit (excl. D&A) $74.3  $82.9  $83.0  $87.0  $79.6  $76.7  $79.5  $82.4  $86.5  $90.8  $94.9  Margin % 15.0%  17.1%  18.5%  18.5%  20.7%  20.2%  20.6%  20.8%  21.1%  21.3%  21.4%  SG&A Expenses (45.7)  (41.5)  (40.1)  (39.7)  (41.2)  (40.0)  (40.9)  (41.9)  (43.5)  (45.2)  (46.9)  Margin % 5.8%  8.5%  9.5%  10.1%  10.0%  9.7%  10.0%  10.2%  10.5%  10.7%  10.8%  Growth %  44.9%  3.4%  10.5%  -18.6%  -4.7%  5.4%  4.8%  6.1%  6.3%  5.0%

 Center Support Expenses ($21.4)  ($20.2)  ($14.5)  ($12.8)  ($13.3)  ($12.8)  ($13.0)  ($13.4)  ($13.9)  ($14.4)  ($14.9)  – Primarily shared personnel expenses  % of Revenue 4.3%  4.2%  3.2%  2.7%  3.5%  3.4%  3.4%  3.4%  3.4%  3.4%  3.4%  across clients (e.g., training, admin, etc.)  Rent Expense  ($26.5)  ($29.2)  ($27.0)  ($24.3)  ($18.1)  ($18.8)  ($19.5)  ($20.3)  ($21.1)  ($21.9)  ($22.8)  Growth %  10.4%  -7.5%  -9.9%  -25.6%  3.7%  4.0%  3.9%  4.0%  4.0%  4.0%  Technology & Telecom Expenses  ($24.4)  ($22.2)  ($28.2)  ($24.7)  ($20.3)  ($20.9)  ($21.7)  ($22.6)  ($23.6)  ($24.6)  ($25.6)  % of Revenue  4.9%  4.6%  6.3%  5.3%  5.3%  5.5%  5.6%  5.7%  5.8%  5.8%  5.8%   Calendar Year Ended December 31, Calendar Year Ending December 31,    2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 2028E   Other Facility Expenses  % of Revenue  ($34.7)  7.0%  ($34.6)  7.1%  ($31.5)  7.0%  ($17.8)  3.8%  ($17.6)  4.6%  ($16.2)  4.3%  ($16.6)  4.3%  ($17.0)  4.3%  ($17.8)  4.3%  ($18.5)  4.3%  ($19.3)  4.4%  Capital Expenditures [1]  % of Revenue  $7.7  1.6%  $15.6  3.2%  $17.4  3.9%  $9.9  2.1%  $12.0  3.1%  $15.0  3.9%  $15.4  4.0%  $15.8  4.0%  $16.4  4.0%  $17.1  4.0%  $17.7  4.0%  Indirect Cost Detail  Capital Expenditure Detail  SG&A Expense Detail  Historical and Projected Cost & Margins Overview (cont.) Selected Cost and Margin Trendline Observations  (dollars in millions)  Note: Financials shown above are based on figures used for internal reporting and exclude impact of certain non-recurring / non-operating items, per Company management. As such, figures may not tie directly to audited financials due to (i) classification of certain costs as to between indirect costs and SG&A expense and (ii) presentation of costs on an adjusted basis. Accordingly, figures for CY 2021 and CY 2022 may not tie to corresponding figures on page 23, which are based on audited financials.  1. Capital expenditures prior to CY 2021 not pro forma for divestiture of Saudi Arabia and capital expenditures generally not pro forma for divestiture of Argentina.  projected as % of revenue based on 2023E levels, except for rent expense, which is based on contractual escalators  C  B  A  A Indirect costs generally  in-line with revenue growth  over projection period, driven  SG&A Expenses  ($45.7)  ($41.5)  ($40.1)  ($39.7)  ($41.2)  ($40.0)  ($40.9)  ($41.9)  ($43.5)  ($45.2)  ($46.9)  by continued investment in  % of Revenue  9.2%  8.5%  8.9%  8.4%  10.7%  10.5%  10.6%  10.6%  10.6%  10.6%  10.6%  sales and digital capabilities  Growth %  -9.2%  -3.3%  -1.1%  3.8%  -2.9%  2.1%  2.4%  3.8%  3.8%  3.9%  required to drive growth  rates in outer years  B SG&A expected to increase  revenues over projection period, as the Company has historically underinvested due to prior leverage and cash flow considerations  C  CapEx projected to be ~4% of  Lease expenses related to global facilities footprint  Primarily bandwidth, data center costs, and annual maintenance costs (licenses)  E refers to Estimated; SG&A refers to Selling, General and Administrative. Sources: Company management and public filings.  15  – Facility-related expenses, including utilities, security, housekeeping, etc.

 Adjusted EBITDA Estimate Progression  (dollars in millions)  $44.7  $40.0  $36.7  August 2022 Projections  2023 Budget  August 2023 Projections  Revenue Estimate Progression  (dollars in millions)  $427.9  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year. Source: Company management.  16  $414.4  $379.8  August 2022 Projections  2023 Budget  August 2023 Projections  Stockholm CY 2023 Projected Performance Progression  Note: The August 2022 Projections were prepared by Company management in connection with the previous Copenhagen take-private process in August 2022. 2023 Budget prepared by Company management in connection with the annual budgeting process in December 2022.  Note: For illustrative purposes, the August 2022 figures shown above reflect consolidated financials, less results in Saudi Arabia and Argentina reflecting discontinued operations/assets held for sale.

Stockholm CY 2023 Budget vs. Actual/Latest Estimate Comparison

Revenue

(dollars in millions)



1H CY 2023
▼ (2.6%)
$188.2
$6.9
$5.0
$8.4
$168.0
$183.3
$2.7
$0.8
$9.1
$170.7
Budget
Actual
Revenue shortfalls generally due to new business misses, with in-line performance across base customers (which base performance is estimated to decline in CY 2023 vs. the prior year)
2H CY 2023E
▼ (13.1%)
$226.2
$36.2
$8.7
$9.1
$172.2
$196.5
$12.5
$2.2
$12.0
$169.8
Budget
Latest Estimate
Base
New Client A[1]
ECNB[2]
NCNB[1,2]

Adjusted EBITDA

(dollars in millions)



1H CY 2023
▲ 15.2%
$13.8
7.3%
$15.9
8.7%
Budget
Actual
1H variance driven by headcount deferrals that more than offset revenue shortfalls.
2H variance driven primarily by more substantial revenue miss (coupled with relatively lower cost-side offsets)
2H CY 2023E
▼ (20.7%)
$26.2
11.6%
$20.8
10.6%
Budget
Latest Estimate
Adj. EBITDA Margin

Note: Figures above do not reflect impact of Saudi Arabia operations (which have been discontinued) or Argentina operations (which are held for sale).

1. ~$20 million of projected revenues for New Client A plus NCNB figures shown above (for 1H actuals and 2H latest estimate) equal the ~$35 million NCNB forecast for CY 2023E.

2. NCNB/ECNB excludes amounts related to New Client A.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.

CY refers to Calendar Year; E refers to Estimated; H refers to Half; ECNB refers to Existing Client New Business; NCNB refers to New Client New Business.

Source: Company management.

17 Houlihan Lokey

Stockholm Historical Financial Performance vs. Budget

CY 2022 Budget vs. Actual

Revenue shortfalls in CY 2022 vs. budget driven primarily by ~56% miss in new business performance, with resulting Adjusted EBITDA performance largely offset by substantial indirect cost savings from consolidation of U.S. facilities footprint and SG&A cost savings

(dollars in millions)



Revenue
Variable Profit
Adjusted EBITDA
▼ (8.2%)
▼ (8.7%)
▼ (1.8%)
$419.6
$18.7
$21.8
$379.1
$385.1
$7.1
$10.8
$367.2
$163.2
38.9%
$148.9
38.7%
$39.1
9.3%
$38.5
10.0%
Budget
Actuals
Budget
Actuals
Budget
Actuals
NCNB
ECNB
Base
Variable Margin
Adj. EBITDA Margin

Note: Figures above do not reflect impact of Saudi Arabia operations (which have been discontinued) or Argentina operations (which are held for sale).
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; ECNB refers to Existing Client New Business; NCNB refers to New Client New Business; Variable Profit refers to revenue, minus direct costs.
Source: Company management.

18 | Houlihan Lokey

Selected Comparison of August 2023 Management Projections vs. Consensus Wall Street Estimates for Stockholm

Revenue Comparison

(dollars in millions)



▲ 0.6%
▼ (3.2%)
$379.8
$377.6
$385.4
$398.2
(1.4%)
(2.0%)
1.5%
5.6%
CY 2023E
CY 2024E
Management Projections
Management Revenue Growth
Consensus Wall Street Estimates[1]
Consensus Wall Street Revenue Growth
% Difference

Adjusted EBITDA Comparison

(dollars in millions)



▼ (1.3%)
▼ (7.6%)
$36.7
$37.2
$38.7
$41.8
9.7%
9.8%
10.0%
10.5%
CY 2023E
CY 2024E
Management Projections
Management Adjusted EBITDA Margin
Consensus Wall Street Estimates[2]
Consensus Wall Street Adjusted EBITDA Margin
% Difference

Note: The Company does not communicate quarterly or annual financial forecasts as public management guidance.

1. *Barrington Research has revenue estimates of $378.1 million and $398.9 million for CY 2023E and CY 2024E, respectively; B. Riley Securities has revenue estimates of $377.0 million and $397.5 million for CY 2023E and CY 2024E, respectively.*
2. *Barrington Research has Adjusted EBITDA estimates of $37.1 million and $41.9 million for CY 2023E and CY 2024E, respectively; B. Riley Securities has Adjusted EBITDA estimates of $37.2 million and $41.8 million for CY 2023E and CY 2024E, respectively.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.

Sources: Bloomberg and Company management.

19 | Houlihan Lokey

 03  03 PRELIMINARY FINANCIAL CONSIDERATIONS

Preliminary Financial Analyses Summary

Implied Per Share Value Reference Ranges

(dollars per share in actuals)



Unaffected Stock Price:[1] $2.86
10-Day VWAP[2]: $3.19
Indicative Revised Proposal Price:[3] $4.15
Selected Companies Analysis LTM Ended 6/30/23 Adjusted EBITDA 4.0x - 6.0x
$2.67
$4.53
Selected Companies Analysis CY 2023E Adjusted EBITDA 4.0x - 6.0x
$2.58
$4.39
Selected Companies Analysis CY 2024E Adjusted EBITDA 4.0x - 6.0x
$2.77
$4.68
Selected Transactions Analysis LTM Ended 6/30/23 Adjusted EBITDA 5.0x - 8.0x
$3.60
$6.36
Discounted Cash Flow Analysis Perpetual Growth Rate 1.0% - 3.0% Discount Rate 11.0% - 13.0%
$3.22
$4.87

Note: No particular weight was attributed to any analysis.
Note: Based on (i) ~40.3 million basic shares outstanding as of 8/2/23 and (ii) ~2.2 million options to purchase common stock as of 7/25/23 (to the extent in the money, based on treasury method), per Company management. Does not include 9.0 million warrants to purchase common stock with a per share exercise price of $9.94 subject to vesting requirements linked to payments made to Amazon or its affiliates pursuant to a service contract.
1. *Reflects closing price per share of common stock as of 7/18/23, the last trading day prior to announcement of the Initial Copenhagen Proposal.*
2. *Reflects 10-day VWAP as of 9/14/23.*
3. *Per the Indicative Revised Proposal.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; VWAP refers to Volume Weighted Average Price.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
Sources: Company management, Capital IQ, the Copenhagen Proposals and public filings.

21 Houlihan Lokey

Preliminary Financial Analyses Summary (cont.)

(dollars and shares in millions, except per share values)

	Selected Companies Analysis			Selected Companies Analysis			Selected Companies Analysis			Selected Transactions Analysis			Discounted Cash Flow Analysis		
	LTM Ended 6/30/23 Adjusted EBITDA			CY 2023E Adjusted EBITDA			CY 2024E Adjusted EBITDA			LTM Ended 6/30/23 Adjusted EBITDA			Perpetual Growth Rate 1.0% -- 3.0%; Discount Rate		
Corresponding Base Amount	$37.6			$36.7			$38.7			$37.6			11.0%	--	13.0%
Selected Multiples Range	4.0x	--	6.0x	4.0x	--	6.0x	4.0x	--	6.0x	5.0x	--	8.0x			
Implied Enterprise Value Reference Range	$150.4	--	$225.6	$146.7	--	$220.1	$154.6	--	$231.9	$188.0	--	$300.7	$172.8	--	$239.6
Cash and Cash Equivalents as of 6/30/2023 [1] [2]	34.9	--	34.9	34.9	--	34.9	34.9	--	34.9	34.9	--	34.9	34.9	--	34.9
Estimated Net Value of Argentina Operations as of 6/30/2023 [1] [3]	1.1	--	1.1	1.1	--	1.1	1.1	--	1.1	1.1	--	1.1	1.1	--	1.1
Total Debt as of 6/30/2023 [1] [4] [5]	(78.9)	--	(78.9)	(78.9)	--	(78.9)	(78.9)	--	(78.9)	(78.9)	--	(78.9)	(78.9)	--	(78.9)
Implied Total Equity Value Reference Range	$107.4	--	$182.6	$103.8	--	$177.1	$111.7	--	$189.0	$145.0	--	$257.8	$129.8	--	$196.6
Shares Outstanding [6]	40.3	--	40.4	40.3	--	40.3	40.3	--	40.4	40.3	--	40.5	40.3	--	40.4
Implied Per Share Value Reference Range	**$2.67**	--	**$4.53**	**$2.58**	--	**$4.39**	**$2.77**	--	**$4.68**	**$3.60**	--	**$6.36**	**$3.22**	--	**$4.87**

Note: No discrete value ascribed to ~$39 million of U.S. federal net operating loss carryforwards, ~$120 million of state net operating loss carryforwards and ~$25 million of foreign net operating loss carryforwards given that (i) per Company management, Stockholm is not expected to generate material pre-tax income in jurisdictions in which it possesses material tax assets (the U.S., the United Kingdom and Australia) during the projection period and (ii) certain selected companies have NOL carryforwards, the impact of which is assumed to be reflected in their TEV/EBITDA multiples. For the avoidance of doubt, the Company's U.S. federal NOLs are subject to §382 limitations following the reverse merger of Stockholm into Athens in 2018 (regardless of whether or not the Company enters into a transaction constituting a material ownership change). Subject to further review, refinement and information from Company management.

1. *Per public filings.*
2. *Excludes restricted cash of ~$4.2 million, as of 6/30/23. Includes international cash balances of ~$31.0 million as of 6/30/23, which may potentially be subject to repatriation tax and/or other repatriation limitations, per Company management.*
3. *Per Company management, the Company intends to exit its Argentina operations and has retained a financial advisor to assist with a sales process. Based on the net book value of Argentina operations of ~$1.1 million. Subject to further review, refinement and information from Company management.*
4. *Reflects total principal amount, gross of debt discount and deferred financing costs; includes amounts outstanding under equipment loan.*
5. *In connection with its financing of working capital, as of 6/30/23 the Company has certain outstanding agreements with Regions Bank pursuant to which the Company has sold certain receivables in exchange for cash. The factoring agreement is backed by 100% of collections on underlying receivables but is otherwise non-recourse. Including such amount would reduce the implied per share value reference ranges by ~$0.40 per share across all indications.*
6. *Based on (i) ~40.3 million basic shares outstanding as of 8/2/23 and (ii) ~2.2 million options to purchase common stock as of 7/25/23 (to the extent in the money, based on treasury method), per Company management. Does not include 9.0 million warrants to purchase common stock with a per share exercise price of $9.94 subject to vesting requirements linked to payments made to Amazon or its affiliates pursuant to a service contract.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
Sources: Company management and public filings.

22 Houlihan Lokey

Preliminary Selected Historical & Projected Financial Information

(dollars in millions)

	Calendar Year Ended December 31,				LTM Ended	Calendar Year Ending December 31,						CAGR	
	2019	2020	2021	2022	6/30/2023	2023E	2024E	2025E	2026E	2027E	2028E	2019 to 2023	2023E to 2028E
Revenue	**$486.3**	**$448.6**	**$470.2**	**$385.1**	**$371.1**	**$379.8**	**$385.4**	**$395.4**	**$410.5**	**$426.3**	**$442.8**	**-6.0%**	**3.1%**
Growth %	*-1.8%*	*-7.7%*	*4.8%*	*-18.1%*		*-1.4%*	*1.5%*	*2.6%*	*3.8%*	*3.9%*	*3.9%*		
Direct Costs	(297.2)	(264.4)	(303.6)	(236.1)	(227.1)	(234.4)	(235.0)	(239.6)	(247.6)	(256.0)	(265.3)		
Variable Profit	$189.1	$184.2	$166.7	$148.9	$144.0	$145.4	$150.4	$155.8	$162.9	$170.3	$177.5	-6.4%	4.1%
Margin %	*38.9%*	*41.1%*	*35.4%*	*38.7%*	*38.8%*	*38.3%*	*39.0%*	*39.4%*	*39.7%*	*40.0%*	*40.1%*		
Indirect Costs	(106.2)	(101.2)	(78.3)	(68.5)	(64.3)	(68.7)	(70.9)	(73.4)	(76.4)	(79.5)	(82.7)		
Depreciation & Amortization	(26.8)	(24.9)	(23.6)	(22.6)	(22.1)	(24.1)	(25.5)	(27.1)	(28.5)	(30.2)	(31.9)		
Gross Profit	$56.1	$58.0	$64.8	$57.8	$57.6	$52.7	$54.0	$55.3	$58.0	$60.7	$62.9		
Margin %	*11.5%*	*12.9%*	*13.8%*	*15.0%*	*15.5%*	*13.9%*	*14.0%*	*14.0%*	*14.1%*	*14.2%*	*14.2%*		
Selling, General and Administrative Expenses	(41.5)	(40.1)	(42.5)	(48.7)	(48.0)	(40.0)	(40.9)	(41.9)	(43.5)	(45.2)	(46.9)		
Depreciation & Amortization	26.8	24.9	23.6	22.6	22.1	24.1	25.5	27.1	28.5	30.2	31.9		
Total Adjustments [1] [2]	*NA*	*NA*	1.3	6.7	5.9	*NA*	*NA*	*NA*	*NA*	*NA*	*NA*		
Adjusted EBITDA	**$41.4**	**$42.8**	**$47.3**	**$38.5**	**$37.6**	**$36.7**	**$38.7**	**$40.5**	**$43.0**	**$45.7**	**$48.0**	**-3.0%**	**5.5%**
Margin %	*8.5%*	*9.5%*	*10.1%*	*10.0%*	*10.1%*	*9.7%*	*10.0%*	*10.2%*	*10.5%*	*10.7%*	*10.8%*		
Growth %	*44.9%*	*3.4%*	*10.4%*	*-18.7%*		*-4.6%*	*5.4%*	*4.8%*	*6.1%*	*6.3%*	*5.0%*		
Depreciation & Amortization	(26.8)	(24.9)	(23.6)	(22.6)	(22.1)	(24.1)	(25.5)	(27.1)	(28.5)	(30.2)	(31.9)		
Adjusted EBIT	**$14.7**	**$17.9**	**$23.7**	**$15.9**	**$15.5**	**$12.6**	**$13.1**	**$13.4**	**$14.5**	**$15.5**	**$16.0**	**-3.6%**	**4.9%**
Margin %	*3.0%*	*4.0%*	*5.0%*	*4.1%*	*4.2%*	*3.3%*	*3.4%*	*3.4%*	*3.5%*	*3.6%*	*3.6%*		
Growth %	*NMF*	*22.2%*	*32.2%*	*-33.0%*		*-20.4%*	*3.9%*	*2.1%*	*8.5%*	*6.8%*	*3.3%*		

Additional Financial Information

	2019	2020	2021	2022	LTM 6/30/2023	2023E	2024E	2025E	2026E	2027E	2028E
Capital Expenditures [3]	$15.6	$17.4	$9.9	$12.0	$14.4	$15.0	$15.4	$15.8	$16.4	$17.1	$17.7
Adjusted Gross Profit (excl. D&A)	$82.9	$83.0	$88.4	$80.4	$79.7	$76.7	$79.5	$82.4	$86.5	$90.8	$94.9
Margin %	*17.1%*	*18.5%*	*18.8%*	*20.9%*	*21.5%*	*20.2%*	*20.6%*	*20.8%*	*21.1%*	*21.3%*	*21.4%*

Note: Adjusted EBITDA and Adjusted EBIT not burdened by stock-based compensation expense, which has historically approximated $1.5 million per year and is projected to remain at the same level through CY 2028E, per Company management.

Note: CY 2021 incorporates impact of one-time contract, which contributed approximately $25 million to revenue.

1. **Total Adjustments**

	2019	2020	2021	2022	LTM 6/30/2023
Private Offer Transaction Cost			*$0.0*	*$2.9*	*$1.7*
Other Non Recurring Costs			*0.0*	*0.5*	*1.6*
CSS Option Amortization			*0.0*	*1.8*	*1.1*
Share-Based Compensation Expense			*1.4*	*1.6*	*1.5*
Warrant Contra Revenue			*(0.1)*	*0.0*	*0.0*
Total Adjustments	***NA***	***NA***	***$1.3***	***$6.7***	***$5.9***

No applicable adjustments over the projection period

2. *Figures for CY 2021 and CY 2022 are based on audited financials. Figures for CY 2019-CY 2020 (due to need to pro forma for divestiture of Saudi Arabia and Argentina) and CY 2023E-CY 2028E are based on financials used for internal reporting purposes, which differ slightly from audited financials in classification of certain costs as to between indirect costs and SG&A expense. In addition, CY 2019 and CY 2020 figures are already presented on an adjusted basis.*
3. *Capital expenditures prior to CY 2021 not pro forma for divestiture of Saudi Arabia and capital expenditures generally not pro forma for divestiture of Argentina.*

Adjusted EBIT refers to Earnings Before Interest and Taxes and Stock Option Expense, adjusted for certain non-recurring items.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.

CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; D&A refers to Depreciation and Amortization; E refers to Estimated; LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available; NMF refers to not meaningful figure; SG&A refers to Selling, General and Administrative; Variable Profit refers to revenue, minus direct costs.

Sources: Company management and public filings.

23 | Houlihan Lokey

Preliminary Selected Companies Observations

(dollars in millions, except per share values)

	Selected Market Trading Information					Selected Multiple Information		
						Enterprise Value [1] to Adjusted EBITDA		
Selected Company	Share Price [2]	% of 52-Week High [3]	% Above 52-Week Low [3]	Equity Market Value [2] [4]	Enterprise Value [2] [4]	LTM	CY 2023E [5]	CY 2024E [5]
Concentrix Corporation [6]	$74.34	49.0%	5.3%	$3,982.0	$5,960.0	5.9x	5.5x	5.2x
IBEX Limited*	$13.55	43.2%	18.4%	$259.6	$203.2	3.1x	3.0x	2.8x
TaskUs, Inc.*	$9.49	39.4%	7.8%	$927.0	$1,039.8	4.8x	5.0x	4.8x
TDCX Inc.*	$5.77	37.5%	21.5%	$843.5	$568.9	4.2x	4.6x	4.0x
Teleperformance SE [7]	$134.45	43.4%	10.8%	$7,939.6	$10,733.2	6.4x	5.6x	5.2x
TELUS International (Cda) Inc.*	$8.58	28.4%	6.1%	$2,370.6	$4,141.6	8.0x	7.1x	6.0x
TTEC Holdings, Inc.*	$27.84	51.4%	4.3%	$1,373.2	$2,194.3	7.2x	7.3x	6.9x
Low		28.4%	4.3%			3.1x	3.0x	2.8x
High		51.4%	21.5%			8.0x	7.3x	6.9x
Median		43.2%	7.8%			5.9x	5.5x	5.2x
Mean		41.7%	10.6%			5.6x	5.4x	5.0x
Stockholm* - Current Price (as of 9/14/23) [8]	$3.15	69.5%	19.3%	$127.0	$169.9	4.5x	4.6x	4.1x
Stockholm* - Indicative Revised Proposal Price [8] [9]	$4.15	91.6%	57.2%	$167.3	$210.2	5.6x	5.7x	5.0x
Stockholm* - Unaffected Price (as of 7/18/23) [8] [10]	$2.86	63.1%	8.3%	$115.3	$166.0	4.4x	4.1x	3.7x

Note: No company used in this analysis for comparative purposes is identical to the Company.
Note: Debt outstanding for IFRS filers includes total lease liabilities.

1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 9/14/23.*
3. *Based on market prices as of 9/14/23. Inclusive of intraday prices.*
4. *Based on diluted shares.*
5. *Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st, except Concentrix Corporation, which has a fiscal year end of November 31st.*
6. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Webhelp SAS announced on 3/29/23. As such, figures reflect financials for Concentrix on a stand-alone basis.*
7. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23. As such, figures reflect financials for Teleperformance on a stand-alone basis.*
8. *Based on public filings, analyst estimates, market data and other public information as of applicable date.*
9. *Per the Indicative Revised Proposal.*
10. *Reflects the last trading day prior to announcement of the Initial Copenhagen Proposal.*

**Denotes controlled company.*
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available.
Sources: Bloomberg, Capital IQ, the Copenhagen Proposals and public filings.

24 | Houlihan Lokey

Preliminary Selected Benchmarking Data

Size, Leverage & Liquidity

Size (LTM Revenue, millions)	
Teleperformance SE [2]	$8,712.5
Concentrix Corporation [3]	$6,471.4
TELUS International (Cda) Inc.	$2,598.0
TTEC Holdings, Inc.	$2,484.4
TaskUs, Inc.	$938.8
IBEX Limited	$523.1
TDCX Inc.	$503.6
Stockholm	**$371.1**

Size [1] (Enterprise Value as of 9/14/23, millions)	
Teleperformance SE [2]	$10,733.2
Concentrix Corporation [3]	$5,960.0
TELUS International (Cda) Inc.	$4,141.6
TTEC Holdings, Inc.	$2,194.3
TaskUs, Inc.	$1,039.8
TDCX Inc.	$568.9
IBEX Limited	$203.2
Stockholm [4]	**$169.9**

Leverage (Net Debt to LTM Adjusted EBITDA)	
TDCX Inc.	-2.0x
IBEX Limited	-0.8x
TaskUs, Inc.	0.5x
Stockholm	**1.2x**
Teleperformance SE [2]	1.7x
Concentrix Corporation [3]	2.0x
TTEC Holdings, Inc.	2.6x
TELUS International (Cda) Inc.	3.4x

Liquidity (Current Ratio as of 9/14/23)	
TDCX Inc.	7.4
TaskUs, Inc.	2.8
IBEX Limited	2.2
Concentrix Corporation [3]	1.7
TTEC Holdings, Inc.	1.6
Teleperformance SE [2]	1.3
Stockholm	**1.3**
TELUS International (Cda) Inc.	1.3

Profitability

Profitability (LTM Adjusted EBITDA to LTM Revenue)	
TDCX Inc.	27.1%
TaskUs, Inc.	22.9%
TELUS International (Cda) Inc.	19.9%
Teleperformance SE [2]	19.2%
Concentrix Corporation [3]	15.7%
IBEX Limited	12.7%
TTEC Holdings, Inc.	12.3%
Stockholm	**10.1%**

Profitability (LTM Adjusted EBITDA less Capex to LTM Revenue)	
TDCX Inc.	23.4%
TaskUs, Inc.	19.7%
TELUS International (Cda) Inc.	16.3%
Teleperformance SE [2]	16.0%
Concentrix Corporation [3]	13.5%
IBEX Limited	9.1%
TTEC Holdings, Inc.	9.0%
Stockholm	**6.3%**

Profitability (CY 2023E Adjusted EBITDA to CY 2023E Revenue)	
TDCX Inc.	24.8%
TaskUs, Inc.	23.0%
TELUS International (Cda) Inc.	21.5%
Teleperformance SE [2]	21.4%
Concentrix Corporation [3]	16.4%
IBEX Limited	13.0%
TTEC Holdings, Inc.	12.0%
Stockholm	**9.7%**

Profitability (CY 2024E Adjusted EBITDA to CY 2024E Revenue)	
TDCX Inc.	25.8%
TELUS International (Cda) Inc.	23.3%
TaskUs, Inc.	23.3%
Teleperformance SE [2]	21.6%
Concentrix Corporation [3]	16.6%
IBEX Limited	13.6%
TTEC Holdings, Inc.	12.2%
Stockholm	**10.0%**

Note: No company shown for comparative purposes is identical to the Company.
1. *Based on public trading prices of common stock.*
2. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23. As such, figures reflect financials for Teleperformance on a stand-alone basis.*
3. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Webhelp SAS announced on 3/29/23. As such, figures reflect financials for Concentrix on a stand-alone basis.*
4. *Based on public filings, market data and other public information as of 9/14/23.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
Capex refers to Capital Expenditures; CY refers to Calendar Year; E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
Sources: Bloomberg, Capital IQ, Company management and public filings.

25 | Houlihan Lokey

Preliminary Selected Benchmarking Data (cont.)

Historical & Projected Revenue Growth

Historical Growth (CY 2020 to CY 2022 Revenue)	
TaskUs, Inc.	41.7%
TELUS International (Cda) Inc.	24.9%
TDCX Inc.	23.6%
Teleperformance SE [1]	19.3%
Concentrix Corporation [2]	15.8%
TTEC Holdings, Inc.	12.0%
Stockholm	**-7.4%**
IBEX Limited [3]	*NA*

Historical Growth (CY 2021 to CY 2022 Revenue)	
TaskUs, Inc.	26.3%
TDCX Inc.	20.2%
Teleperformance SE [1]	14.6%
TELUS International (Cda) Inc.	12.5%
IBEX Limited	8.5%
TTEC Holdings, Inc.	7.5%
Concentrix Corporation [2]	6.0%
Stockholm	**-18.1%**

Projected Growth (CY 2022 to CY 2023E Revenue)	
TELUS International (Cda) Inc.	9.9%
Concentrix Corporation [2]	4.3%
IBEX Limited	3.5%
TTEC Holdings, Inc.	2.4%
Teleperformance SE [1]	2.4%
TDCX Inc.	1.0%
Stockholm	**-1.4%**
TaskUs, Inc.	-5.7%

Projected Growth (CY 2023E to CY 2024E Revenue)	
TDCX Inc.	10.4%
TELUS International (Cda) Inc.	8.3%
Teleperformance SE [1]	7.7%
Concentrix Corporation [2]	5.3%
TTEC Holdings, Inc.	4.5%
IBEX Limited	3.7%
TaskUs, Inc.	2.6%
Stockholm	**1.5%**

Historical & Projected EBITDA Growth

Historical Growth (CY 2020 to CY 2022 Adjusted EBITDA)	
TaskUs, Inc.	44.2%
Concentrix Corporation [2]	28.8%
Teleperformance SE [1]	28.8%
TELUS International (Cda) Inc.	27.0%
TDCX Inc.	20.6%
TTEC Holdings, Inc.	1.5%
Stockholm	**-5.2%**
IBEX Limited [3]	*NA*

Historical Growth (CY 2021 to CY 2022 Adjusted EBITDA)	
IBEX Limited	21.3%
Teleperformance SE [1]	21.1%
TELUS International (Cda) Inc.	20.4%
TaskUs, Inc.	18.8%
Concentrix Corporation [2]	10.9%
TDCX Inc.	9.8%
TTEC Holdings, Inc.	-8.1%
Stockholm	**-18.7%**

Projected Growth (CY 2022 to CY 2023E Adjusted EBITDA)	
IBEX Limited	22.6%
Teleperformance SE [1]	14.9%
TELUS International (Cda) Inc.	9.6%
Concentrix Corporation [2]	8.5%
Stockholm	**-4.6%**
TTEC Holdings, Inc.	-5.6%
TaskUs, Inc.	-6.2%
TDCX Inc.	-15.4%

Projected Growth (CY 2023E to CY 2024E Adjusted EBITDA)	
TELUS International (Cda) Inc.	17.7%
TDCX Inc.	14.7%
Teleperformance SE [1]	8.9%
IBEX Limited	8.2%
TTEC Holdings, Inc.	6.7%
Concentrix Corporation [2]	6.3%
Stockholm	**5.4%**
TaskUs, Inc.	3.7%

Note: No company shown for comparative purposes is identical to the Company.

1. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23. As such, figures reflect financials for Teleperformance on a stand-alone basis.*
2. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Webhelp SAS announced on 3/29/23. As such, figures reflect financials for Concentrix on a stand-alone basis.*
3. *IBEX Limited became a domestic filer (reporting financial results in accordance with U.S. GAAP, rather than IFRS) as of July 1, 2023; as such, CY 2020 to CY 2022 growth rates on a comparable basis are not available.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; NA refers to not available.
Sources: Bloomberg, Capital IQ, Company management and public filings.

26 Houlihan Lokey

Selected Companies Historical Trading Multiples

Enterprise Value to LTM Adjusted EBITDA (Last Two Years)[1]



25.0x
20.0x
17.8x
15.0x
10.0x
5.0x
0.0x
6.0x
Sep-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jun-23
Sep-23
Selected Companies Median [2]

	Three-Month Average	Six-Month Average	One-Year Average	Two-Year Average
Selected Companies Median [2]	6.4x	7.0x	8.4x	10.9x

Selected Companies	9/30/21	12/31/21	3/31/22	6/30/22	9/30/22	12/31/22	3/31/23	6/30/23
Low	7.1x	4.7x	5.7x	5.7x	6.4x	7.4x	6.8x	5.5x
High	46.0x	40.8x	27.9x	16.3x	16.4x	12.2x	11.0x	10.7x
Median	16.3x	18.5x	12.4x	9.8x	8.4x	10.0x	8.4x	6.9x
Mean	21.5x	19.6x	14.9x	11.4x	10.4x	10.0x	8.7x	7.2x

Note: Multiples shown above are sourced directly from Capital IQ; as such, certain multiples may differ from figures shown on other pages. Excludes figures that are not available or not meaningful.
1. Includes Concentrix Corporation; IBEX Limited; TaskUs, Inc.; TDCX Inc.; Teleperformance SE; TELUS International (Cda) Inc.; and TTEC Holdings, Inc.
2. Based on median LTM adjusted EBITDA multiple.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, and Stock Option Expense, adjusted for certain non-recurring items.
LTM refers to Latest 12 Months.
Source: Capital IQ as of 9/14/23.

27 Houlihan Lokey

Selected Companies Historical Trading Multiples (cont.)

Enterprise Value to NTM Adjusted EBITDA (Last Two Years)[1]



Three-Month Average
Six-Month Average
One-Year Average
Two-Year Average
Selected Companies Median [2]
5.8x
6.3x
7.7x
10.0x
25.0x
20.0x
16.0x
15.0x
10.0x
5.0x
0.0x
5.4x
Sep-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jun-23
Sep-23
Selected Companies Median [2]

Selected Companies	9/30/21	12/31/21	3/31/22	6/30/22	9/30/22	12/31/22	3/31/23	6/30/23
Low	5.2x	4.0x	4.7x	4.7x	5.1x	6.2x	5.9x	4.6x
High	36.2x	26.2x	17.1x	11.9x	11.7x	9.2x	9.2x	8.4x
Median	15.1x	16.2x	12.2x	8.2x	8.5x	8.6x	7.3x	6.0x
Mean	16.7x	15.3x	11.5x	8.8x	8.5x	8.4x	7.7x	6.4x

Note: Multiples shown above are sourced directly from Capital IQ; as such, certain multiples may differ from figures shown on other pages. Excludes figures that are not available or not meaningful.
1. Includes Concentrix Corporation; IBEX Limited; TaskUs, Inc.; TDCX Inc.; Teleperformance SE; TELUS International (Cda) Inc.; and TTEC Holdings, Inc.
2. Based on median NTM adjusted EBITDA multiple.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
NTM refers to Next 12 Months.
Source: Capital IQ as of 9/14/23.

28 Houlihan Lokey

Preliminary Selected Transactions Observations

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	Transaction Value / NFY Adjusted EBITDA [3]	LTM Adjusted EBITDA Margin % [2]	NFY Adjusted EBITDA Margin % [3]		*Illustrative Synergy-Adjusted Metrics* Transaction Value / LTM Adjusted EBITDA [2]	*Illustrative Synergy-Adjusted Metrics* Transaction Value / NFY Adjusted EBITDA [3]	
4/26/2023	Pending	Majorel Group Luxembourg S.A.	Teleperformance SE	$3,208.9	7.9x	7.9x	17.6%	16.6%		5.9x	5.9x	[10]
3/29/2023	Pending	Webhelp SAS	Concentrix Corporation	$4,793.5	12.1x	9.6x	NA	16.7%	[4]	9.3x	7.7x	[11]
4/6/2022	10/31/2022	GRUPO KONECTANET, S.L.U.	Comdata S.p.A.	$2,201.5	6.7x	NA	15.0%	NA		NA	NA	
12/28/2021	12/28/2021	Senture, LLC	Teleperformance SE	$400.0	10.5x	NA	19.8%	NA	[5]	NA	NA	
9/1/2021	9/1/2021	Unisono Solutions Group SL	Intelcia Group S.A	$236.0	8.0x	NA	17.1%	NA		NA	NA	
6/18/2021	8/27/2021	Sykes Enterprises, Incorporated	Sitel Worldwide Corporation	$2,172.2	10.2x	10.2x	12.1%	11.5%		NA	NA	
12/8/2020	1/8/2021	Everise Holdings	Brookfield Business Partners L.P.	$360.0	9.0x	NA	13.3%	NA	[6]	NA	NA	
9/22/2020	12/30/2020	Odigo SAS	Apax Partners SAS (nka:Seven2 SAS)	$351.3	11.5x	NA	NA	NA		NA	NA	
12/4/2019	1/31/2020	CCC Holding GmbH	TELUS International (Cda) Inc.	$1,010.2	9.8x	NA	29.5%	NA	[7]	NA	NA	
7/9/2019	11/19/2019	Webhelp SAS	Groupe Bruxelles Lambert SA	$2,693.9	NA	10.7x	NA	15.0%	[8]	NA	NA	
8/9/2018	1/24/2019	TU TopCo, Inc. (nka:TaskUs, Inc.)	The Blackstone Group L.P.	$500.0	17.0x	NA	NA	NA	[9]	NA	NA	
6/28/2018	10/5/2018	Convergys Corporation	SYNNEX Corporation	$2,663.7	7.5x	8.0x	12.9%	12.4%		5.3x	5.5x	[12]
6/14/2018	10/4/2018	Intelenet Global Services Private Ltd.	Teleperformance SE	$1,000.0	12.0x	NA	18.5%	NA		NA	NA	
3/15/2018	7/20/2018	CSP Alpha Midco Pte Ltd (dba: Aegis)	StarTek, Inc.	$366.9	9.7x	NA	9.8%	NA		5.4x	NA	[13]

	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	Transaction Value / NFY Adjusted EBITDA [3]	LTM Adjusted EBITDA Margin % [2]	NFY Adjusted EBITDA Margin % [3]
Low	$236.0	6.7x	7.9x	9.8%	11.5%
High	$4,793.5	17.0x	10.7x	29.5%	16.7%
Median	$1,005.1	9.8x	9.6x	16.1%	15.0%
Mean	$1,568.4	10.2x	9.3x	16.6%	14.4%

Note: See following page for footnotes.

29 | Houlihan Lokey

Preliminary Selected Transactions Observations (cont.)

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Copenhagen Proposals.
Note: Where available, stock-based compensation expense has been added back to adjusted EBITDA.
1. *Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.*
2. *Based on reported metric for the most recent LTM period prior to the announcement of the transaction, except where otherwise noted.*
3. *Based on reported metric for the most recent NFY period prior to the announcement of the transaction.*
4. *LTM period reflects $396 million of adjusted EBITDA from Wall Street equity research and NFY period reflects $500 million from press release at the time of announcement.*
5. *EV/LTM adjusted EBITDA multiple is based on estimated 2021 adjusted EBITDA of $38 million noted by Teleperformance SE at the time the transaction was announced.*
6. *Transaction Value based on figure reported in press release from Brookfield Business Partners L.P.*
7. *LTM period reflects figures reported as of 12/31/19.*
8. *News articles and Wall Street equity research at the time of announcement referenced NFY adjusted EBITDA of ~€210 million and ~€238 million, respectively. NFY adjusted EBITDA used for purposes of computing Transaction Value / NFY Adjusted EBITDA multiple reflects the average of the two reported figures.*
9. *LTM EBITDA per news articles at the time of announcement, which reference adjusted EBITDA of ~$29 million as of 12/31/17.*
10. *Reflects impact of estimated run-rate annual cost synergies ranging from ~$110 million to ~$165 million in connection with the transaction. Illustrative synergy-adjusted metrics reflect midpoint of range of cost synergy estimates.*
11. *Reflects impact of $120 million in estimated run-rate annual cost synergies by the third full year after closing, in connection with the transaction.*
12. *Reflects impact of $150 million in estimated run-rate annual cost synergies by the third full year after closing, in connection with the transaction.*
13. *Reflects impact of $30 million in estimated adjusted EBITDA synergies in connection with the transaction.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
EV refers to Enterprise Value.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
NA refers to not available.
NFY refers to Next Fiscal Year.
Sources: Capital IQ, PitchBook, Refinitiv, public filings, press releases and Wall Street research.

30 | Houlihan Lokey

Preliminary Discounted Cash Flow Analysis – Perpetual Growth Rate

(dollars in millions, except per share values)

	Projected Calendar Year Ending December 31,						
	2023E [1]	2024E	2025E	2026E	2027E	2028E	Terminal Value Assumptions [4]
Revenue	**$196.5**	**$385.4**	**$395.4**	**$410.5**	**$426.3**	**$442.8**	**$442.8**
Growth %		*1.5%*	*2.6%*	*3.8%*	*3.9%*	*3.9%*	
Direct Costs	(119.4)	(235.0)	(239.6)	(247.6)	(256.0)	(265.3)	(265.3)
Indirect Costs	(35.9)	(70.9)	(73.4)	(76.4)	(79.5)	(82.7)	(82.7)
Selling, General and Administrative Expenses	(20.4)	(40.9)	(41.9)	(43.5)	(45.2)	(46.9)	(46.9)
Adjusted EBITDA	**$20.8**	**$38.7**	**$40.5**	**$43.0**	**$45.7**	**$48.0**	**$48.0**
Margin %	*10.6%*	*10.0%*	*10.2%*	*10.5%*	*10.7%*	*10.8%*	*10.8%*
Depreciation & Amortization	(13.5)	(25.5)	(27.1)	(28.5)	(30.2)	(31.9)	(17.7)
Adjusted EBIT	**$7.3**	**$13.1**	**$13.4**	**$14.5**	**$15.5**	**$16.0**	**$30.3**
Stock-Based Compensation [2]	(0.7)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)
Adjusted EBIT (less SBC)	**$6.5**	**$11.6**	**$11.9**	**$13.0**	**$14.0**	**$14.5**	**$28.8**
Taxes [3]	(0.2)	(4.1)	(4.3)	(4.6)	(4.9)	(5.1)	(7.6)
Unlevered Earnings	**$6.3**	**$7.5**	**$7.6**	**$8.5**	**$9.2**	**$9.4**	**$21.1**
Depreciation & Amortization	13.5	25.5	27.1	28.5	30.2	31.9	17.7
Capital Expenditures	(7.4)	(15.4)	(15.8)	(16.4)	(17.1)	(17.7)	(17.7)
Change in Net Working Capital	(4.2)	(1.0)	(0.8)	(0.9)	(1.0)	(0.9)	(0.9)
Unlevered Free Cash Flows	**$8.2**	**$16.6**	**$18.1**	**$19.6**	**$21.3**	**$22.8**	**$20.3**

Implied 2028E Adjusted EBITDA Terminal Multiple [5]

Discount Rate	1.00%	2.00%	3.00%
11.00%	4.5x	5.0x	5.7x
11.50%	4.3x	4.8x	5.4x
12.00%	4.1x	4.6x	5.1x
12.50%	3.9x	4.4x	4.9x
13.00%	3.8x	4.2x	4.6x

PV of Terminal Value as a % of Enterprise Value

Discount Rate	1.00%	2.00%	3.00%
11.00%	60.5%	63.2%	66.1%
11.50%	59.0%	61.7%	64.5%
12.00%	57.6%	60.2%	62.9%
12.50%	56.3%	58.8%	61.4%
13.00%	55.0%	57.4%	59.9%

Discount Rate	Present Value of Cash Flows (2023E - 2028E)	+	PV of Terminal Value Based on Perpetual Growth Rate for 2028E Unlevered Free Cash Flow: 1.00%	2.00%	3.00%	=	Implied Enterprise Value: 1.00%	2.00%	3.00%	-	Net Debt and Other Items [6]	=	Implied Total Equity Value: 1.00%	2.00%	3.00%
11.00%	$81.2		$124.2	$139.4	$158.4		$205.4	$220.6	$239.6		($42.9)		$162.5	$177.7	$196.6
11.50%	$80.3		$115.8	$129.3	$145.9		$196.1	$209.6	$226.2		($42.9)		$153.2	$166.6	$183.2
12.00%	$79.4	+	$108.2	$120.2	$134.9	=	$187.6	$199.6	$214.3	-	($42.9)	=	$144.7	$156.7	$171.4
12.50%	$78.6		$101.3	$112.1	$125.1		$179.9	$190.6	$203.6		($42.9)		$136.9	$147.7	$160.7
13.00%	$77.7		$95.1	$104.7	$116.3		$172.8	$182.5	$194.1		($42.9)		$129.8	$139.5	$151.1

Implied Equity Value Per Share [7]

Discount Rate	1.00%	2.00%	3.00%
11.00%	$4.03	$4.41	$4.87
11.50%	$3.80	$4.13	$4.54
12.00%	$3.59	$3.89	$4.25
12.50%	$3.40	$3.67	$3.99
13.00%	$3.22	$3.46	$3.75

Note: Present values as of 9/20/23; mid-year convention applied.

1. *Represents six months of implied projected CY 2023E financial information, per Company management, unless otherwise noted.*
2. *Stock-based compensation expense treated as cash outflow to approximate dilutive impact. Per Company management, annual run-rate stock-based compensation expense should approximate $1.5 million annually over the projection period.*
3. *Reflects estimated actual cash taxes payable in applicable period, per Company management, except for 2023E, which reflects 6 months of implied projected information. In the terminal period, reflects illustrative estimated long term normalized tax rate of 26.5% based on midpoint of 25.0% to 28.0% range provided by Company management. Subject to further review, refinement, and information from Company management.*
4. *Depreciation and Amortization expense is assumed to equal capital expenditures in the terminal period.*
5. *Implied from corresponding discount rate and perpetual growth rate applied to terminal period unlevered free cash flow.*
6. *Reflects sum of (i) ~$34.9 million of cash and cash equivalents as of 6/30/23 and ~$1.1 million of net book value of Argentina operations as of 6/30/23, less (ii) ~$78.9 million of total financial debt as of 6/30/23, per Company management and public filings.*
7. *Computed as Implied Total Equity Value divided by the sum of (i) ~40.3 million shares of common stock as of 8/2/23 and (ii) ~2.2 million options to purchase common stock as of 7/25/23 (to the extent in the money, based on treasury method), per Company management. Does not include 9.0 million warrants to purchase common stock with a per share exercise price of $9.94 subject to vesting requirements linked to payments made to Amazon or its affiliates pursuant to a service contract.*

Adjusted EBIT refers to Earnings Before Interest and Taxes and Stock Option Expense, adjusted for certain non-recurring items.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public; PV refers to Present Value; SBC refers to Stock-Based Compensation.
Source: Company management.

31 | Houlihan Lokey

 04  04 SELECTED OTHER PROPOSAL CONSIDERATIONS

Overview of Initial Copenhagen Proposal & Indicative Revised Proposal

- On 7/18/23 the Stockholm Board of Directors received a non-binding proposal from Copenhagen to acquire all of the outstanding shares of Stockholm common stock not already owned by the Copenhagen Parties for cash consideration of $3.80 per share (the Initial Copenhagen Proposal, as defined herein).

- On 9/14/23, following discussions with the Committee, Copenhagen indicated a potential revision to its non-binding proposal (the Indicative Revised Proposal, as defined herein) reflecting increased cash consideration of $4.15 per share (reflecting a ~9% increase relative to the Initial Copenhagen Proposal).

	Implied Premiums to Unaffected Stock Price[1]		Implied Enterprise Value / Adjusted EBITDA Multiples[2]		
	1-Day Closing Price	30-Day VWAP	LTM 6/30/23	CY 2023E	CY 2024E
Initial Proposal ($3.80)	32.9%	31.8%	5.2x	5.3x	5.1x
Indicative Revised Proposal ($4.15)	45.1%	44.0%	5.6x	5.7x	5.4x

- The Copenhagen Parties have indicated they are "not contemplating" selling their shares of Stockholm common stock or voting in favor of any alternative sale, combination or similar transaction involving Stockholm or substantially all of its assets.

- The Copenhagen Parties have indicated the transaction would not be subject to a financing condition and have noted the intent to finance a transaction with fully-committed equity capital from Copenhagen affiliates.

- Required diligence by the Copenhagen Parties includes business, accounting, tax, legal and insurance topics, among others.

1. Unaffected stock prices refer to 1-day closing price and 30-day VWAPs of $2.86 and $2.88, respectively, as of 7/18/23, the last trading day prior to announcement of the Initial Copenhagen Proposal.
2. Refer to the following page for certain details related to Enterprise Value and LTM 6/30/23, CY 2023E and CY 2024E adjusted EBITDA used to calculate implied Enterprise Value / adjusted EBITDA multiples shown above.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public; VWAP refers to Volume-Weighted Average Price.
Sources: Company management, public filings and the Copenhagen Proposals.

33 Houlihan Lokey

Indicative Revised Copenhagen Proposal Snapshot
Selected Implied Multiples & Premium Information

Indicative Revised Proposal – Preliminary Implied Financial Metrics

(dollars and shares in millions, except per share values)

Selected Transaction Information	
Per Share Cash Consideration [1]	$4.15
Common Shares Outstanding [2] [3]	40.3
Dilutive Shares [2] [4]	0.0
Fully-Diluted Shares	40.3
Implied Transaction Equity Value	**$167.4**
Total Debt as of 6/30/23 [5] [6] [7]	78.9
Cash and Cash Equivalents as of 6/30/23 [5] [8]	(34.9)
Net Value of Argentina Operations as of 6/30/23 [5] [9]	(1.1)
Implied Transaction Enterprise Value	**$210.3**

Selected Implied Transaction Multiples

Implied EV / Adjusted EBITDA Transaction Multiples	Corresponding Base Amount [2]	Implied Multiple
LTM Ended 6/30/23	$37.6	5.6x
CY 2023E	$36.7	5.7x
CY 2024E	$38.7	5.4x

Indicative Revised Proposal – Implied Premiums / Discounts

(dollars per share in actuals)

Trading Period	Selected Metric [10] 7/18/23 [11]	Selected Metric [10] 9/14/23	Implied Premium of Indicative Revised Proposal 7/18/23 [11]	Implied Premium of Indicative Revised Proposal 9/14/23
1-Day Closing Price	$2.86	--	45.1%	--
5-Day VWAP	$2.90	$3.21	43.2%	29.3%
10-Day VWAP	$2.89	$3.19	43.8%	30.3%
20-Day VWAP	$2.92	$3.09	42.0%	34.2%
Since Initial Copenhagen Proposal (7/19/23) [12]	NA	$3.20	NA	29.8%
30-Day VWAP	$2.88	$3.15	44.0%	31.8%
3-Month VWAP	$3.04	$3.15	36.6%	31.7%
6-Month VWAP	$3.43	$3.21	21.0%	29.2%
1-Year VWAP	$3.56	$3.41	16.5%	21.7%
52-Week High Intraday Price (1/11/23)	$4.53	$4.53	(8.4%)	(8.4%)
52-Week Low Intraday Price (6/6/23)	$2.64	$2.64	57.2%	57.2%

1. Per the Indicative Revised Proposal.
2. Per Company management.
3. Reflects ~40.3 million basic shares outstanding as of 8/2/23.
4. Reflects ~2.2 million options to purchase common stock as of 7/25/23 (to the extent in the money, based on treasury method). Does not include 9.0 million warrants to purchase common stock with a per share exercise price of $9.94 subject to vesting requirements linked to payments made to Amazon or its affiliates pursuant to a service contract.
5. Per public filings.
6. Reflects total principal amount, gross of debt discount and deferred financing costs; includes amounts outstanding under equipment loan.
7. In connection with its financing of working capital, as of 6/30/23 the Company has certain outstanding agreements with Regions Bank pursuant to which the Company has sold certain receivables in exchange for cash. The factoring agreement is backed by 100% of collections on underlying receivables but is otherwise non-recourse. Total debt excludes receivable factoring balance of ~$16.3 million as of 6/30/23.
8. Excludes restricted cash of ~$4.2 million, as of 6/30/23. Includes international cash balances of ~$31.0 million as of 6/30/23, which may potentially be subject to repatriation tax and/or other repatriation limitations, per Company management.
9. Per Company management, the Company intends to exit its Argentina operations and has retained a financial advisor to assist with a sales process. Figures shown based on the net book value of Argentina operations of ~$1.1 million. Subject to further review, refinement and information from Company management.
10. Intraday prices per Capital IQ. VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading) per Bloomberg as of applicable date.
11. Reflects trading information prior to announcement of the Initial Copenhagen Proposal.
12. Reflects trading information since 7/19/23, following announcement of the Initial Copenhagen Proposal.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
EV refers to Enterprise Value; LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available; VWAP refers to Volume-Weighted Average Price.
Sources: Bloomberg, Capital IQ, Company management, the Copenhagen Proposals and public filings.

34 | Houlihan Lokey

 $0.00  $1.00  $2.00  $3.00  $4.00  $5.00  $7.00  $6.79  $6.00  $10.00  $9.00  $8.00  Jul-18  Jan-20  Jul-20 Jan-21 Jul-21  Indicative Revised Proposal Price  Jan-23  Jul-23  Jan-19 Jul-19  Stockholm Stock Price  Jan-22 Jul-22  52 Week High  52 Week Low  Reflects closing Stockholm stock price as of 9/14/23, per Capital IQ.  Based on intraday prices.  Indicative Revised Proposal Price: $4.15  12/20/21:  Copenhagen submits take-private proposal based on a price of  $5.40  8/9/22:  Copenhagen submits  revised proposal  based on a price of  $4.65  11/22/22:  MCI launches tender offer  to buy up to 4 million  shares of common stock  based on a price of $4.20  (which was completed  1/4/23)  7/18/23:  Copenhagen submits  new take-private  proposal based on a  price of $3.80  52-Week Intraday High2: $4.53  Sources: Capital IQ, public filings and the Indicative Revised Proposal.  35  52-Week Intraday Low2: $2.64  $3.151  (dollars per share in actuals)  Selected Historical Trading Observations  Since Reverse Merger Transaction (July 2018)  9/19/22:  Copenhagen  withdraws  revised  proposal  Shaded areas denote periods during which  Stockholm common stock was trading on an affected basis

 -50%  -60%  -70%  -80%  -40%  -30%  20%  10%  0%  -10%  -20%  30%  40%  Jul-21  Sep-21  Mar-22  Nov-22  Jul-23  Nov-21 Jan-22  Stockholm  9/19/22:  Withdrawal of Prior Revised Copenhagen Proposal  May-22 Jul-22 Sep-22  Selected Companies [6]  Jan-23 Mar-23 May-23  S&P 500 Index (Total Return)  As of 7/18/23, the last trading day prior to announcement of the Initial Copenhagen Proposal.  As of 9/14/23.  Reflects total stockholder return (“TSR”) from 9/20/22 through 9/14/23.  Reflects TSR from 1/5/23 through 9/14/23.  Reflects TSR from 7/19/23 through 9/14/23.  Includes Concentrix Corporation; IBEX Limited; TaskUs, Inc.; TDCX Inc.; Teleperformance SE; TELUS International (Cda) Inc.; and TTEC Holdings, Inc.  1/4/23:  Expiration of MCI Tender Offer  Total Stockholder Returns  Selected Relative Total Stockholder Return Performance Observations  7/18/23:  Initial Copenhagen Proposal made  Total Stockholder Return  Sources: Capital IQ as of 9/14/23 and public filings.  36  Stockholm  Selected Companies [6]  S&P 500 Index (Total Return)   Unaffected for Copenhagen Proposal [1]    Current [2]   2-Year  1-Year  2-Year  Since Withdrawal of  Prior Copenhagen Proposal [3]  Since Expiration of  MCI Tender Offer [4]  Since Initial  Copenhagen Proposal [5]  -57.8%  -12.5%  -37.1%  -10.5%  -16.0%  -3.7%  -50.9%  -32.2%  -64.2%  -42.0%  -46.8%  -20.7%  10.4%  21.0%  4.7%  18.8%  19.7%  -1.0%  Multiple sector participant IPOs in 2021 including Telus (2/21), TaskUs (6/21) and TDCX (10/21)  On an unaffected basis1, Stockholm’s total shareholder return is -18.8% since the withdrawal of the prior revised Copenhagen proposal on 9/19/22 and -23.7% since the expiration of the MCI tender offer on 1/4/23

Selected Historical Stock Trading Activity
Selected VWAP Information

1-Day VWAP	10-Day VWAP	20-Day VWAP	30-Day VWAP	60-Day VWAP	3-Month VWAP	6-Month VWAP	9-Month VWAP	12-Month VWAP
$3.13	$3.19	$3.09	$3.15	$3.17	$3.15	$3.21	$3.39	$3.41

Since Withdrawal of Prior Copenhagen Proposal (9/19/22)

Volume: 7.3 million *(91.2% of public float)*[2]
VWAP[1]: $3.41



% of Volume Traded Above Indicative Revised Proposal[3]: 3.3%
High[4]: $4.28
Low[4]: $2.75
0.6%
12.4%
32.1%
18.4%
16.2%
12.0%
7.9%
0.4%
$2.50-$2.75
$2.75-$3.00
$3.00-$3.25
$3.25-$3.50
$3.50-$3.75
$3.75-$4.00
$4.00-$4.25
$4.25-$4.50

Since Expiration of MCI Tender Offer (1/4/23)

Volume: 4.5 million *(56.7% of public float)*[2]
VWAP[1]: $3.37



% of Volume Traded Above Indicative Revised Proposal[3]: 5.3%
High[4]: $4.28
Low[4]: $2.75
0.9%
19.9%
36.8%
11.8%
5.6%
11.6%
12.7%
0.7%
$2.50-$2.75
$2.75-$3.00
$3.00-$3.25
$3.25-$3.50
$3.50-$3.75
$3.75-$4.00
$4.00-$4.25
$4.25-$4.50

Last Six Months

Volume: 3.7 million *(45.9% of public float)*[2]
VWAP[1]: $3.21



% of Volume Traded Above Indicative Revised Proposal[3]: 0.0%
High[4]: $4.05
Low[4]: $2.75
1.2%
24.5%
45.4%
14.6%
5.5%
7.0%
1.6%
0.0%
$2.50-$2.75
$2.75-$3.00
$3.00-$3.25
$3.25-$3.50
$3.50-$3.75
$3.75-$4.00
$4.00-$4.25
$4.25-$4.50

Since Initial Copenhagen Proposal at $3.80/Share (7/18/23)[5]

Volume: 1.3 million *(16.2% of public float)*[2]
VWAP[1]: $3.20



% of Volume Traded Above Indicative Revised Proposal[3]: 0.0%
High: $3.47
Low: $2.87
0.7%
5.0%
5.9%
38.0%
36.8%
6.6%
7.1%
$2.80-$2.90
$2.90-$3.00
$3.00-$3.10
$3.10-$3.20
$3.20-$3.30
$3.30-$3.40
$3.40-$3.50

1. *Based on VWAP over specified period (last six months, since expiration of MCI tender offer, since Initial Copenhagen Proposal, or since withdrawal of prior Copenhagen proposal). Reference to "month" is based on calendar months. VWAP in dollars per share.*
2. *Public float calculated as total shares, less shares held by (i) Copenhagen; (ii) the Lebowitz Family (reflecting shares held by Steven and Deborah Lebowitz, as well as other family affiliates); (iii) MCI; (iv) A. Emmet Stephenson, Jr.; and (v) current and former directors and their affiliates (including Mukesh Sharda affiliates Advance Crest Investments Limited and Tribus Capital Limited).*
3. *Based on Indicative Revised Proposal of $4.15 per share of common stock and selected VWAP volume information over specified period.*
4. *Based on intraday VWAP information over specified period.*
5. *Based on the closing price in one-hour intraday intervals as provided by Bloomberg and the amount of volume transacted during that intraday window.*

VWAP refers to Volume Weighted Average Price.
Source: Bloomberg as of 9/14/23.

37 | Houlihan Lokey

 $2.00  $2.50  $3.00  $3.50  $4.00  $4.50  $5.00  $5.50  Stockholm Stock Price Copenhagen Proposal Price Tender Offer Price  Reflects Copenhagen’s initial submission of a non-binding proposal to acquire the shares of Stockholm common stock it did not already own for $5.40 per share, announced on 12/20/21.  Reflects Copenhagen’s revised non-binding proposal to acquire the shares of Stockholm common stock it did not already own for $4.65 per share, announced on 8/9/22.  Reflects MCI’s tender offer to purchase up to 4 million shares of Company common stock based on a price of $4.20 per share, launched on 11/22/22.  Reflects the Initial Copenhagen Proposal to acquire the shares of Company common stock it does not already own for $3.80 per share, announced on 7/18/23 after market close.  Reflects the Indicative Revised Proposal to acquire the shares of Company common stock it does not already own for $4.15 per share being contemplated by Copenhagen. FY refers to Fiscal Year; Q refers to Quarter.  Sources: Capital IQ, public filings and the Copenhagen Proposals.  38  Stockholm updates shareholders on Copenhagen proposal  Copenhagen submits revised take-private proposal based on a price of $4.65  Stockholm reports Q4 and FY 2021 earnings  Stockholm reports Q1 2022 earnings  Prior Initial Copenhagen Proposal Price: $5.40¹  Prior Revised Copenhagen Proposal Price:  $4.65²  The Special Committee rejects Copenhagen’s revised proposal and Copenhagen subsequently withdraws  Copenhagen submits take- private proposal based on a price of $5.40  MCI launches tender offer to buy up to 4 million shares of common stock based on a price of $4.20  MCI completes its tender offer, acquiring  ~2.9 million shares for total cash of ~$12.4 million  MCI Tender Offer Price: $4.203  Stockholm reports Q2 2022 earnings  Stockholm reports Q3 2022 earnings  Initial Copenhagen Proposal Price: $3.804  Copenhagen submits new take-private proposal based on a price of $3.80  Stockholm reports Q4 and FY 2022  earnings  Stockholm reports Q1 2023 earnings  Stockholm reports Q2 2023 earnings  Stockholm Stock Price vs. Prior Copenhagen Take-Private Proposal Prices, MCI Tender Offer Price & Current Copenhagen Proposal Prices  (dollars per share in actuals)  $6.00  Selected Historical Stock Trading Activity (cont.)  Timeline and Stock Trading History Detail (Since December 2021)  Indicative Revised Proposal Price:  $4.155

 Selected Wall Street Analyst Perspectives  Based on closing Stockholm per share common stock price of $3.15 as of 9/14/23.  Per Barrington Research note, price target assumes “an industry average multiple on forward adjusted EBITDA a year from now” based on CY 2023E and CY 2024E EV / adjusted EBITDA multiples of 6.4x and 5.9x, respectively. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Option Expense, adjusted for certain non-recurring items.  CY refers to Calendar Year; E refers to Estimated; EV refers to Enterprise Value.  (dollars in millions, except per share values)  Summary Analyst Outlook  Median / Mean  $4.75  50.8%  $377.6  $398.2  $37.2  $41.8  Broker  Date  Recommendation  Price Target  Premium / (Discount)1  CY 2023E  CY 2024E  CY 2023E  CY 2024E  Valuation Methodology  8/11/23  Outperform  $5.50  74.6%  $378.1  $398.9  $37.1  $41.9  5.9x CY 2024E  Adjusted EBITDA2  8/11/23  Buy  $4.00  27.0%  $377.0  $397.5  $37.2  $41.8  5.5x CY 2023E  Adjusted EBITDA  Revenue  Adjusted EBITDA  Each covering Wall Street equity research analyst most recently published a note following earnings in August 2023  Sources: Capital IQ and Wall Street equity research.  39

 $14.00  $12.00  $10.00  $8.00  $6.00  $4.00  $2.00  Sep-18  Mar-19  Sep-19  Mar-21  Sep-22  Mar-23  Sep-23  Mar-20 Sep-20 Consensus Price Target [1]  Sep-21 Mar-22 Stockholm Trading Price  Selected Wall Street Analyst Perspectives (cont.)  Reflects the average price target from Wall Street analysts covering the Company.  Reflects current closing Stockholm stock price as of 9/14/23, per Capital IQ. CY refers to Calendar Year; H refers to Half; Q refers to Quarter.  Stockholm Consensus Price Target History1 (Last Five Years)  (dollars per share in actuals)  Highest Average Stock Price Target (Sept 2021 – Oct 2021): $11.50  Lowest Average Stock Price Target (August 2023 – Current): $4.75  Selected Commentary  ̋ Sales execution was solid in Q2 CY 2023 as Stockholm secured four new logos that will be delivered in offshore geographies (higher margin), but management noted that a volatile macro environment has elongated sales cycles and delayed decision-making among existing and potential new clients. The challenging macro backdrop is expected to weigh on H2 CY 2023 revenue performance as management expects the ramp in Q3 and Q4 to be more muted than in prior years. […]  Considering the subdued macro environment and the potential challenges that the advancements in generative AI present to Stockholm and the broader business process management industry, we believe that going private is likely the best route for Stockholm.”  – B. Riley Securities, 8/11/23  While there have been quite a few moving pieces over the past year or so, we believe the company is on the right path towards profitable growth and delivering sustainable value to shareholders. We continue to be intrigued by the available runway in the global CX outsourcing market ($100 billion in 2021), the company’s high-growth verticals, a higher mix of nearshore and offshore delivery (driving gross margin expansion) and its recently strengthened balance sheet. […]  While the company does not provide guidance, management cautioned that it is seeing near-term headwinds related to persistent global macroeconomic uncertainty, which is leading to longer sales cycles and delayed decision making with current and potential clients. However, with cost reduction being at the forefront of many discussions with customers, management believes the investments it has made to expand its nearshore and offshore services, which can reduce a company’s expenses while enhancing the overall customer experience, positions the company well to capitalize on the opportunity in the long term.  – Barrington Research, 8/11/23  ̋  Sources: Bloomberg, Capital IQ and Wall Street equity research.  40  $4.75  $3.152

Public Ownership Summary & Trading Observations

(shares outstanding in millions)

Holder	Voting Interest: Shares	Voting Interest: % Outstanding	% of Non-Copenhagen Holdings
Copenhagen	22.6	56.0%	*NA*
Lebowitz Family [1]	3.1	7.8%	17.7%
MCI	3.0	7.4%	16.7%
A. Emmet Stephenson Jr.	2.9	7.2%	16.4%
Renaissance Technologies LLC	0.5	1.3%	3.1%
Bridgeway Capital Management, LLC	0.5	1.2%	2.7%
The Vanguard Group, Inc.	0.5	1.1%	2.6%
BlackRock, Inc.	0.3	0.8%	1.7%
Advance Crest Investments Limited [2]	0.3	0.7%	1.5%
Tribus Capital Limited [3]	0.2	0.5%	1.2%
Other Current / Former Directors and Executive Officers	0.3	0.7%	1.6%
Other Shareholders	6.2	15.3%	34.7%
Total [4]	**40.3**	**100.0%**	**100.0%**

Selected Stockholm Trading Statistics	
90 Days Preceding Announcement of Initial Copenhagen Proposal (7/18/23)	
Average Daily Trading Volume (shares in thousands)	29.2
Average Daily Trading Value (dollars in thousands)	$87.3
Since Announcement of Initial Copenhagen Proposal	
Average Daily Trading Volume (shares in thousands)	40.1
Average Daily Trading Value (dollars in thousands)	$128.4

Note: Does not reflect share acquisitions or disposals not publicly disclosed as of 9/14/23.
Note: Ownership summary reflects Copenhagen's holdings in the Company as well as all holders who own more than 1% of the Non-Copenhagen shares outstanding.
1. *Includes shares held by Steven and Deborah Lebowitz, as well as other family affiliates.*
2. *Affiliate of Stockholm director and Copenhagen affiliate Mukesh Sharda, who possesses a 50% ownership interest per public filings.*
3. *Affiliate of Stockholm director and Copenhagen affiliate Mukesh Sharda, who possesses a two-thirds ownership interest per public filings.*
4. *Reflects total shares of Company common stock outstanding as of 8/2/23 per the Company's Form 10-Q for the period ended 6/30/23.*

NA refers to Not Applicable.
Sources: Capital IQ and public filings as of 9/14/23.

41 Houlihan Lokey

Recent Stockholm Trading Activity by Shareholder
Largest Shareholders (Excluding Copenhagen)

(dollars and shares in actuals)

Stockholder	Latest Shareholdings	% of Non-Copenhagen	Q4 CY 2021	Q1 CY 2022	Q2 CY 2022	Q3 CY 2022	Q4 CY 2022	Q1 CY 2023	Q2 CY 2023
Lebowitz Family [1]	3,132,615	17.7%	378,089 [2]	-	-	-	168,873 [3]	-	-
% of Holdings Traded			*14.6%*	*0.0%*	*0.0%*	*0.0%*	*5.7%*	*0.0%*	*0.0%*
MCI	2,970,246	16.7%	-	-	-	-	-	2,970,246	-
% of Holdings Traded			*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*New Position*	*0.0%*
A. Emmet Stephenson Jr.	2,914,382	16.4%	-	-	-	-	-	-	-
% of Holdings Traded			*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Renaissance Technologies LLC	543,500	3.1%	(109,900)	(26,900)	1,800	(57,300)	(37,500)	(8,100)	(3,000)
% of Holdings Traded			*(14.0%)*	*(4.0%)*	*0.3%*	*(8.8%)*	*(6.3%)*	*(1.5%)*	*(0.5%)*
Bridgeway Capital Management, LLC	487,628	2.7%	13,000	-	63,762	-	21,000	(159,655)	190,821
% of Holdings Traded			*3.6%*	*0.0%*	*17.2%*	*0.0%*	*4.8%*	*(35.0%)*	*64.3%*
The Vanguard Group, Inc.	463,011	2.6%	(273,793)	123	(70,821)	7,500	96,814	71,540	(241,220)
% of Holdings Traded			*(31.4%)*	*0.0%*	*(11.8%)*	*1.4%*	*18.1%*	*11.3%*	*(34.3%)*
BlackRock, Inc.	307,458	1.7%	(23,224)	(31,108)	(820,654)	(10,165)	524	441	1,698
% of Holdings Traded			*(2.0%)*	*(2.7%)*	*(72.3%)*	*(3.2%)*	*0.2%*	*0.1%*	*0.6%*
Advance Crest Investments Limited [4]	274,064	1.5%	-	-	-	-	-	-	-
% of Holdings Traded			*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Tribus Capital Limited [5]	206,814	1.2%	-	-	-	-	-	-	-
% of Holdings Traded			*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
VWAP During Quarter			$5.22	$4.70	$3.51	$3.60	$3.53	$3.99	$3.14
High Closing Stock Price During Quarter			$6.25	$5.26	$4.52	$4.24	$3.97	$4.40	$3.76
Low Closing Stock Price During Quarter			$3.83	$3.82	$2.84	$2.62	$3.06	$3.52	$2.67

Shares acquired through tender offer at $4.20 per share (with ~75% subscription rate)

Note: Net Shares Added / (Deducted) is shown through Q2 CY 2023.
Note: Reflects all holders who own more than 1% of the Non-Copenhagen shares outstanding.
1. *Includes shares held by Steven and Deborah Lebowitz, as well as other family affiliates.*
2. *Reflects net shares added by Lebowitz Family during CY 2021 (information not reported on a quarterly basis).*
3. *Reflects net shares added by Lebowitz Family during CY 2022 (information not reported on a quarterly basis).*
4. *Affiliate of Stockholm director and Copenhagen affiliate Mukesh Sharda, who possesses a 50% ownership interest per public filings.*
5. *Affiliate of Stockholm director and Copenhagen affiliate Mukesh Sharda, who possesses a two-thirds ownership interest per public filings.*

CY refers to Calendar Year; Q refers to Quarter; VWAP refers to Volume-Weighted Average Price.
Sources: Bloomberg, Capital IQ and public filings as of 9/14/23.

42 | Houlihan Lokey

 Illustrative Implied Premiums & Multiples Information  Sources: Bloomberg, Capital IQ, public filings and Company management as of 9/14/23.  43  Reflects the last trading day prior to announcement of the Initial Copenhagen Proposal.  Based on intraday prices.  Enterprise value information per Company management and public filings. LTM adjusted EBITDA information per public filings.   Enterprise value information per Company management and public filings. CY 2023E and CY 2024E adjusted EBITDA information per Company management. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Option Expense, adjusted for certain non-recurring items.  CY refers to Calendar Year.  E refers to Estimated.  EV refers to Enterprise Value.  LTM refers to the most recently completed 12-month period for which financial information has been made public. VWAP refers to Volume Weighted Average Price.  (dollars in millions, except per share values)  Note: The calculations and sensitivities shown are provided for illustrative purposes only and are not intended to be indicative of or provide any conclusions regarding valuation.  Per Share Common Stock Price  $4.15  $4.20  $4.25  $4.30  $4.35  $4.40  $4.45  $4.50  Implied Premiums / (Discounts):  Metric:  7/18/23 Unaffected Stock Price [1]  $2.86  45.1%  46.9%  48.6%  50.3%  52.1%  53.8%  55.6%  57.3%  10-Day VWAP  $3.19  30.3%  31.8%  33.4%  35.0%  36.5%  38.1%  39.7%  41.3%  20-Day VWAP  $3.09  34.2%  35.8%  37.5%  39.1%  40.7%  42.3%  43.9%  45.5%  30-Day VWAP  $3.15  31.8%  33.4%  35.0%  36.5%  38.1%  39.7%  41.3%  42.9%  3-Month VWAP  $3.15  31.7%  33.3%  34.9%  36.5%  38.1%  39.7%  41.3%  42.9%  VWAP Since Expiration of MCI Tender Offer (1/4/23)  $3.37  23.1%  24.6%  26.1%  27.6%  29.1%  30.6%  32.0%  33.5%  VWAP Since Withdrawal of Prior Copenhagen Proposal (9/19/22)  $3.41  21.7%  23.2%  24.7%  26.1%  27.6%  29.1%  30.5%  32.0%  VWAP Since Initial Copenhagen Proposal (7/18/23) [1]  $3.20  29.8%  31.3%  32.9%  34.4%  36.0%  37.6%  39.1%  40.7%  52-Week High (1/11/23) [2]  $4.53  (8.4%)  (7.3%)  (6.2%)  (5.1%)  (4.0%)  (2.9%)  (1.8%)  (0.7%)  52-Week Low (6/6/23) [2]  $2.64  57.2%  59.1%  61.0%  62.9%  64.8%  66.6%  68.5%  70.4%  Initial Copenhagen Proposal  $3.80  9.2%  10.5%  11.8%  13.2%  14.5%  15.8%  17.1%  18.4%  Implied Multiples:  Implied EV / LTM Adjusted EBITDA (6/30/23) [3]  $37.6  5.6x  5.6x  5.7x  5.8x  5.8x  5.9x  5.9x  6.0x  Implied EV / CY 2023E Adjusted EBITDA [4]  $36.7  5.7x  5.8x  5.8x  5.9x  6.0x  6.0x  6.1x  6.1x  Implied EV / CY 2024E Adjusted EBITDA [4]  $38.7  5.4x  5.5x  5.5x  5.6x  5.7x  5.7x  5.8x  5.8x  Illustrative Per Share Price

 Illustrative Cost to Copenhagen Information  Does not include transaction costs and expenses and assumes purchase of only the 17.7 million shares outstanding not owned by Copenhagen.  Per the Initial Copenhagen Proposal.  Implied Incremental Costs to Copenhagen at Illustrative Per Share Prices  (dollars in millions, except per share values)  Illustrative Per Share Price  Every $0.05 increase results in ~$0.9 million of incremental outlay from Copenhagen  Every $0.10 increase results in ~$1.75 million of incremental outlay from Copenhagen  Sources: Company management, public filings and the Initial Copenhagen Proposal.  44  Note: The calculations and sensitivities shown are provided for illustrative purposes only and are not intended to be indicative of or provide any conclusions regarding valuation.  $3.80  $4.15  $4.20  $4.25  $4.30  $4.35  $4.40  $4.45  $4.50  Aggregate Cost to Copenhagen1  $67.4  $73.6  $74.5  $75.4  $76.3  $77.1  $78.0  $78.9  $79.8  Incremental Cost to Copenhagen1  -  $6.2  $7.1  $8.0  $8.9  $9.8  $10.6  $11.5  $12.4  Premium to Intial Copenhagen Proposal2  -  9.2%  10.5%  11.8%  13.2%  14.5%  15.8%  17.1%  18.4%

 05  05 APPENDIX

 05  05  APPENDIX  Financial Projections Comparison

Selected Comparison of Current vs. Prior Management Projections

August 2022 Projections vs. August 2023 Projections

Revenue Projections Comparison

(dollars in millions)

CAGRs	Aug. '22	CAGRs	Aug. '23
2022E – 2026E	*8.1%*	*2022 – 2028E*	*2.4%*
2023E – 2026E	*7.6%*	*2023E – 2028E*	*3.1%*



$390.8
$385.1
(16.9%)
(18.1%)
CY 2022E¹
$427.9
$379.8
9.5%
(1.4%)
CY 2023E
$462.2
$385.4
8.0%
1.5%
CY 2024E
$496.4
$395.4
7.4%
2.6%
CY 2025E
$532.9
$410.5
7.4%
3.8%
CY 2026E
NA
$426.3
3.9%
CY 2027E
NA
$442.8
3.9%
CY 2028E
August 2022 Projections
August 2022 YoY Revenue Growth
August 2023 Projections
August 2023 YoY Revenue Growth

Adjusted EBITDA Projections Comparison

(dollars in millions)

CAGRs	Aug. '22	CAGRs	Aug. '23
2022E – 2026E	*18.2%*	*2022 – 2028E*	*3.8%*
2023E – 2026E	*15.5%*	*2023E – 2028E*	*5.5%*



$35.3
$38.5
9.0%
10.0%
CY 2022E¹
$44.7
$36.7
10.4%
9.7%
CY 2023E
$53.0
$38.7
11.5%
10.0%
CY 2024E
$62.3
$40.5
12.5%
10.2%
CY 2025E
$68.8
$43.0
12.9%
10.5%
CY 2026E
NA
$45.7
10.7%
CY 2027E
NA
$48.0
10.8%
CY 2028E
August 2022 Projections
August 2022 Adj. EBITDA Margin
August 2023 Projections
August 2023 Adj. EBITDA Margin

Note: The August 2022 Projections were prepared by Company management in connection with the previous Copenhagen take-private process in August 2022.
Note: For illustrative purposes, the August 2022 figures shown above reflect consolidated financials, less results in Saudi Arabia and Argentina reflecting discontinued operations or assets held for sale.
1. August 2023 projections represent actual results in CY 2022.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate.
CY refers to Calendar Year; E refers to Estimated; NA refers to not available; YoY refers to Year-over-Year.
Source: Company management.

47 | Houlihan Lokey

 Revenue Growth  August 2022 Projections: CY 2022E-CY 2026E Revenue CAGR of 8.1%  August 2023 Projections: CY 2023E-CY 2028E Revenue CAGR of 3.1%  Difference driven primarily by less new business revenue in August 2023 projections  Variable Margin Expansion  August 2022 Projections: Variable margins expand from 38.6% in CY 2022E to 40.5% in CY 2026E  August 2023 Projections: Variable margins expand from 38.3% in CY 2023E to 40.1% in CY 2028E  Difference driven primarily by specific client contract assumptions and variances in delivery mix  Indirect Costs1  August 2022 Projections: Indirect costs (ex. rent) as % of revenue decrease from 14.3% in CY 2022E to 13.6% in CY 2023E and 13.6% in CY 2026E  August 2023 Projections: Indirect costs (ex. rent) as % of revenue increase from 13.1% in CY 2023E to 13.5% in CY 2028E   Methodology substantially similar – indirect costs generally projected as % of revenue directionally consistent with CY 2023E levels, except for rent expense, which is based on contractual escalators  Selling, General & Administrative Expense (“SG&A”)  August 2022 Projections: SG&A as % of revenue averages ~10.1% throughout projection period  August 2023 Projections: SG&A as % of revenue averages ~10.6% throughout projection period   Methodology substantially similar – SG&A expense as % of revenue over projection period directionally consistent with CY 2023E levels  Capital Expenditures (“CapEx”)  August 2022 Projections: CapEx assumed to be $23 million in CY 2022E (5.9% of revenue), $25 million in CY 2023E (5.8% of revenue), then $20 million annually thereafter (~3.75%-4.25% of revenue)  August 2023 Projections: CapEx assumed to be ~4% of revenue throughout projection period, with high annual spend ($17.7 million in CY 2028E) below $20 million   Higher CapEx spend level assumed on an absolute basis in August 2022 projections relative to August 2023 projections and directionally similar on an overall % of revenue basis  Source: Company management.  47  Overview of Selected Changes Relative to Prior Management Projections  1. Indirect costs include center support expenses, rent expense, technology and telecom expenses, and other facility expenses. CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; E refers to Estimated.

Selected Changes to Consensus Wall Street Estimates

August 2022 vs. Current

Selected Companies Revenue Estimates

	FY 2022E	FY 2023E	FY 2024E
Median	*(3.2%)*	*(7.8%)*	*(12.6%)*
Mean	*(5.0%)*	*(9.8%)*	*(15.5%)*



Concentrix [1]
(1.0%)
(4.3%)
NA
IBEX [2]
(0.0%)
(3.5%)
(5.8%)
TaskUs
(3.2%)
(25.5%)
(37.4%)
TDCX
(24.7%)
(14.4%)
(21.6%)
Teleperformance [3]
3.3%
(1.9%)
(2.8%)
TELUS International
(4.0%)
(7.8%)
(12.7%)
TTEC Holdings
(5.6%)
(11.1%)
(12.5%)
Stockholm [4]
(1.5%)
(11.3%)
(16.6%)

Selected Companies Adjusted EBITDA Estimates

	FY 2022E	FY 2023E	FY 2024E
Median	*(1.8%)*	*(19.5%)*	*(19.6%)*
Mean	*(4.8%)*	*(16.2%)*	*(19.2%)*



Concentrix [1]
(0.9%)
(4.7%)
NA
IBEX [2]
(3.2%)
(12.3%)
(11.4%)
TaskUs
(1.8%)
(26.4%)
(38.6%)
TDCX
(19.2%)
(23.1%)
(28.1%)
Teleperformance [3]
7.7%
1.5%
1.9%
TELUS International
(1.8%)
(19.5%)
(14.4%)
TTEC Holdings
(14.2%)
(29.1%)
(24.7%)
Stockholm [4]
9.1%
(17.9%)
(27.0%)
FY 2022E YoY Change
FY 2023E YoY Change
FY 2024E YoY Change

Note: For FY 2023E and FY 2024E, reflects YoY change in consensus estimates as of 9/14/23 compared to consensus estimates as of 8/1/22. For FY 2022E, reflects change in actual FY 2022 results compared to consensus estimates as of 8/1/22.

1. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Webhelp SAS announced on 3/29/23. As such, figures reflect estimates for Concentrix on a stand-alone basis.*
2. *As of 7/1/23, IBEX became a domestic filer and reports financial results in accordance with U.S. GAAP. The company previously reported financial results in accordance with IFRS; as such, the changes in consensus estimates for IBEX may be less applicable.*
3. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23. As such, figures reflect estimates for Teleperformance on a stand-alone basis.*
4. *Reflects comparison of August 2022 management projections vs. August 2023 management projections for Stockholm.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
E refers to Estimated; FY refers to Fiscal Year; NA refers to not available; YoY refers to Year-over-Year.
Sources: Bloomberg, Company management and public filings.

49 | Houlihan Lokey

 06  05  APPENDIX  Supplemental Historical Financial Information

Selected Stockholm Revenue Observations

CY 2021 – CY 2023E Revenue Bridge

(dollars in millions)



Reflects ~$43mm revenue contribution from Client C, ~$36mm revenue contribution from Client M, and ~$20mm revenue contribution from Client A
$470.2
($99.1)
$39.3
$24.0
($54.7)
$379.8
2023E revenue contributions from Top 20 Clients New Client A (~$21mm) and New Client N (~$8mm) are incorporated in New Logos total
2021 Revenue
Key Client Churn [1]
New Logos 2022-2023 [2]
Net Changes at Top 20 Clients [3]
Other Churn and Net Shrinkage
2023E Revenue

1. *Reflects clients that have contributed at least $15 million of annual revenue in recent years that have subsequently exited.*
2. *Reflects 2023E revenue contributions from new logos with initial revenue contributions in 2022 or 2023E.*
3. *Net changes at top 20 clients reflects net revenue changes between 2021 and 2023E for the Company's current Top 20 Clients (as identified by Company management in the financial projections prepared in August 2023), excluding New Client A and New Client N (which are already captured in New Logos).*

CY refers to Calendar Year; E refers to Estimated.

Source: Company management.

51 Houlihan Lokey

Selected Stockholm Adjusted EBITDA Observations

CY 2021 – CY 2023E EBITDA Bridge

(dollars in millions)



Reflects ~$6.1 million related to Client C, ~$3.4 million related to Client M, and ~$7.9 million related to Client A[2]
Includes variable profit contributions of ~$7mm from New Client A and ~$1mm from New Client N
SG&A costs generally flat as investments in sales, marketing & digital are offset by reductions in HR/finance/headquarters[3]
$47.3
($17.4)
$11.2
($15.0)
$11.0
($0.3)
$36.7
($21.3)
Aggregate Change to Variable Profit
Reflects savings primarily related to streamlining of facilities footprint & IT expenses in the U.S. and the Philippines
CY 2021 Adjusted EBITDA
Key Client Churn [1]
Variable Profit from New Logos
Net Other Changes in Variable Profit
Indirect Cost Savings
Net Change in SG&A
CY 2023E Adjusted EBITDA

Note: Financials shown above are based on figures used for internal reporting and exclude impact of certain non-recurring / non-operating items, per Company management. As such, figures may not tie exactly to figures in the Company's public filings.

1. *Reflects clients that have contributed at least $15 million of annual revenue in recent years that have subsequently exited.*
2. *Includes variable profit declines at Subsidiary R and Subsidiary Z, which are both subsidiaries of Client A.*
3. *Does not reflect impact of non-recurring SG&A costs.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; SG&A refers to Selling, General & Administrative; Variable Profit refers to revenue, minus direct costs.
Source: Company management.

52 Houlihan Lokey

 06  05  APPENDIX  Premiums Paid Observations

Preliminary Illustrative Selected Premiums Paid Observations
Preliminary Selected Transactions

Announced	Target	Acquiror	Implied Premiums Paid [1] 1-Day [2]	5-Day [2]	1-Month
4/26/2023	Majorel Group Luxembourg S.A.	Teleperformance SE	43.2%	53.1%	54.5%
3/29/2023	Webhelp SAS	Concentrix Corporation	NA	NA	NA
4/6/2022	GRUPO KONECTANET, S.L.U.	Comdata S.p.A.	NA	NA	NA
12/28/2021	Senture, LLC	Teleperformance SE	NA	NA	NA
9/1/2021	Unisono Solutions Group SL	Intelcia Group S.A	NA	NA	NA
6/18/2021	Sykes Enterprises, Incorporated	Sitel Worldwide Corporation	31.2%	29.2%	31.2%
12/8/2020	Everise Holdings	Brookfield Business Partners L.P.	NA	NA	NA
9/22/2020	Odigo SAS	Apax Partners SAS (nka:Seven2 SAS)	NA	NA	NA
12/4/2019	CCC Holding GmbH	TELUS International (Cda) Inc.	NA	NA	NA
7/9/2019	Webhelp SAS	Groupe Bruxelles Lambert SA	NA	NA	NA
8/9/2018	TU TopCo, Inc. (nka:TaskUs, Inc.)	The Blackstone Group L.P.	NA	NA	NA
6/28/2018	Convergys Corporation	SYNNEX Corporation	10.4%	8.9%	12.3%
6/14/2018	Intelenet Global Services Private Ltd.	Teleperformance SE	NA	NA	NA
3/15/2018	CSP Alpha Midco Pte Ltd (dba: Aegis)	StarTek, Inc.	NA	NA	NA
		Low	10.4%	8.9%	12.3%
		High	43.2%	53.1%	54.5%
		Median	31.2%	29.2%	31.2%
		Mean	28.3%	30.4%	32.7%
7/18/2023	**Stockholm [3]**	**Copenhagen**	**44.6%**	**45.6%**	**40.7%**

Note: No company shown above for comparative purposes is identical to the Company, and no transaction shown above for comparative purposes is identical to the Copenhagen Proposals.
1. *Based on closing stock price data, per Capital IQ.*
2. *Represents number of trading day(s) prior to announcement.*
3. *Represents the premia of the Indicative Revised Proposal price above the unaffected price prior to the announcement of the Initial Copenhagen Proposal.*

NA refers to not available.
Sources: Public filings, Capital IQ and the Copenhagen Proposals.

54 Houlihan Lokey

Preliminary Illustrative Selected Premiums Paid Observations (cont.) All U.S. Transactions Over $100 Million  Average One-Day Prior Acquisition Premiums  35%  28% 28%  32%  34%  33%  42%  42%  2016 2017 2018 2019 2020 2021 2022 1H '23  30%  25%  27%  26%  27%  34%  34%  32%  2016 2017 2018 2019 2020 2021 2022 1H '23  29%  33%  25%  38%  31%  26%  33%  47%  2016 2017 2018 2019 2020 2021 2022 1H '23  2016 2017 2018 2019 2020 2021 2022 1H '23 2016 2017 2018 2019 2020 2021 2022 1H '23 2016 2017 2018 2019 2020 2021 2022 1H '23  Note: Premiums are relative to target share prices one day and four weeks prior to announcement for deals with U.S. targets valued at more than $100 million. Excludes terminated transactions, ESOPs, self-tenders, spinoffs, share repurchases, minority-interest transactions, exchange offers, recapitalizations, and restructurings. Excludes negative premiums and premiums more than 100%.  CY refers to Calendar Year; H refers to Half. Source: Refinitiv as of 6/30/23.  Average Four-Week Prior Acquisition Premiums  39%  30%  30%  36%  40%  35%  47%  49%  T R A N S A C T IO N S B E LO W $ 1 B ILLIO N  T R A NS A C T I O NS BE T W E E N $ 1 BI L L I O N A ND T R A N S A C T IO N S A B O V E $ 1 0 B ILLIO N  $ 1 0 B ILLIO N  T R A N S A C T IO N S B E LO W $ 1 B ILLIO N  T R A NS A C T I O NS BE T W E E N $ 1 BI L L I O N A ND   $ 1 0 B ILLIO N  T R A N S A C T IO N S A B O V E $ 1 0 B ILLIO N  37%  30%  29%  29%  35%  38%  43%  36%  29%  54  33%  28%  34%  46%  34%  35%  58%

 05  05  APPENDIX  Supplemental Preliminary Selected Benchmarking Data

 Supplemental Preliminary Selected Benchmarking Data  Note: No company shown for comparative purposes is identical to the Company.  Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Webhelp SAS announced on 3/29/23. As such, figures reflect financials for Concentrix on a stand-alone basis.  Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23. As such, figures reflect financials for Teleperformance on a stand-alone basis.  CY refers to Calendar Year; E refers to Estimated.  Sources: Bloomberg, Capital IQ, Company management and public filings.  Internal Investment  Internal Investment  (CY 2024E Capital Expenditures to CY 2024E Revenue)  TTEC Holdings, Inc.  3.5%  IBEX Limited  3.8%  Teleperformance SE [2]  3.9%  TELUS International (Cda) Inc.  4.0%  Stockholm  4.0%  TDCX Inc.  4.0%  Concentrix Corporation [1]  4.2%  TaskUs, Inc.  5.2%  Internal Investment  (CY 2023E Capital Expenditures to CY 2023E Revenue)  Concentrix Corporation [1]  2.2%  TTEC Holdings, Inc.  3.2%  TELUS International (Cda) Inc.  3.6%  IBEX Limited  3.7%  Teleperformance SE [2]  3.7%  Stockholm  3.9%  TDCX Inc.  4.2%  TaskUs, Inc.  4.3%  Internal Investment  (LTM Capital Expenditures to LTM Revenue)  Concentrix Corporation [1]  2.2%  TaskUs, Inc.  3.1%  Teleperformance SE [2]  3.2%  TTEC Holdings, Inc.  3.3%  TELUS International (Cda) Inc.  3.6%  IBEX Limited  3.6%  TDCX Inc.  3.7%  Stockholm  3.9%  57

 06  06 DISCLAIMER

 Disclaimer  59  This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Stockholm (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.  The materials are for discussion purposes only. 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 Disclaimer (cont.)  59  All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including, without limitation, estimates of potential cost savings and synergies) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. 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